LOAN AGREEMENT

Between

GAMETECH INTERNATIONAL, INC.,
a Delaware corporation,
as Borrower,

U.S. BANK NATIONAL ASSOCIATION,
a national banking association,
as Agent, Lead Arranger and Book Manager,

and

U.S. BANK NATIONAL ASSOCIATION,
a national banking association,

and

BANK OF THE WEST
as Lenders

and

The Lenders Party Hereto From Time to Time

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into this 22 day of August, 2008, by and between (i) GAMETECH INTERNATIONAL, INC., a Delaware corporation ("Borrower"), (ii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, as agent ("Agent"), and (iii) U.S. BANK NATIONAL ASSOCIATION, a national banking association, and BANK OF THE WEST, a national banking association, each as a Lender, and any bank that becomes a party hereto in the future (collectively, the "Lenders").

WITNESSETH THAT, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

DEFINITIONS

For the purposes of this Agreement, the following terms shall have the following respective meanings, unless the context hereof clearly requires otherwise:

“Advance Date”: As defined in Section 3.6(d).

“Affiliate”: As to Lender, means (x) with respect to a corporation, (i) any officer or director thereof and any Person which is, directly or indirectly, the beneficial owner of more than 10% of any class of shares or other equity security or (ii) any Person which, directly or indirectly, controls or is controlled by or is under common control with such corporation and (y) with respect to a partnership, venture or limited liability company, any (i) general partner or member, (ii) general partner or member of a general partner or member, (iii) partnership or limited liability company with a common general partner or member, or (iv) coventurer thereof, and if any general partner, member or coventurer is a corporation, any Person which is an Affiliate of such corporation. Controls (which includes the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Affiliate”: As to Borrower, means (x) with respect to a corporation, (i) any officer or director thereof or (ii) any subsidiary which, directly or indirectly, controls or is controlled by or is under common control with such corporation and (y) with respect to a partnership or limited liability company, any (i) general partner or member, (ii) general partner or member of a general partner or member, (iii) partnership or limited liability company with a common general partner or member, and if any general partner member is a corporation, any Person which is an Affiliate of such corporation. Controls (which includes the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such Person.

“Agent”: U. S. Bank National Association, as agent for itself and for the other Lenders which are now or may in the future become parties to this Agreement.

“Agreement”: This Loan Agreement, including any amendments hereof and supplements hereto.

“Assignee Lender”: As defined in Section 8.9.

“Assignment and Assumption Agreement”: An instrument in the form of Exhibit A, duly completed and executed and delivered.

“Assignment of Architectural Agreements”: That certain Assignment of Architectural Agreements and Plans and Specifications, and the Architect's Consent attached thereto, to be executed by Borrower, and the architect indicated therein, in favor of Agent.

“Assignment of Construction Agreements”: That certain Assignment of Construction Agreements, and the Contractor's Consent attached thereto, to be executed by Borrower and the Contractor indicated therein in favor of Agent.

“Assignments”: Collectively, the Assignment of Architectural Agreements, and the Assignment of Construction Agreements.

“Availability Period”: Shall have the meaning given such term in Section 1.2

“Balance”: Shall have the meaning given such term in Section 3.3.

“Benefit Plan”: Means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Foreign Plan, established, maintained or contributed to by Borrower or any Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.

“Book Manager”: Means U.S. Bank National Association as book manager of the Loans.

“Borrower”: Gametech International, Inc., a Delaware corporation.

“Business Day”: Any day other than (i) a Saturday, (ii) a Sunday, or (iii) a legal holiday on which Agent is not open for business.

“Closing Date”: The date upon which all of the conditions set forth in Section 2 are satisfied and the Deed of Trust is recorded in the Official Records of the Recorder of Washoe County, Nevada.

“Code”: The Internal Revenue Code of 1986, as amended.

“Commitment Percentage”: With respect to each Lender's share of all right, title and interest in the Loans and the Loan Documents, as set forth on Exhibit H attached hereto, as amended and modified by unilateral action of Agent from time to time to reflect the sale or assignment of a portion of a Loan (which, unless otherwise specified, shall be the amount of such Lender's commitment divided by the aggregate amount of the commitments of all Lenders), consisting of such Lender’s Line of Credit Commitment Percentage and Term Loan Commitment Percentage.

“Committed Amount”: Forty Million Dollars ($40,000,000) consisting of $38,000,000 under the Term Loan and $2,000,000 under the Line of Credit Loan.

“Completion” All Improvements are substantially completed substantially in accordance with the Plans, subject only to minor punchlist items and paid for in full except for any such punchlist items, free of all mechanics', labor, materialmen's and other similar lien claims; said completion has been approved and certified by the Project Architect and by the Inspecting Architect; a certificate of substantial completion in form reasonably acceptable to Agent for the Improvements has been signed by Borrower, the Project Architect and the General Contractor and delivered to Agent; Agent has received reasonably acceptable evidence that all Governmental Requirements and all private restrictions and covenants relating to the Property have been complied with or satisfied and that unconditional certificates of occupancy for all of the Improvements have been issued by all appropriate governmental authorities; Borrower has obtained and delivered to Agent copies of all licenses and permits needed to operate the Property; Agent has received photographs of the completed Improvements, evidence that all insurance required hereby is in full force and effect and no Event of Default exists hereunder.

“Completion Date”: March 31, 2009.

“Compliance Certificate”: The certificate in the form attached hereto as Exhibit I.

“Construction Draw Request”: A properly completed and executed written application by Borrower to Agent in the form approved by Agent, which approval shall not be unreasonably withheld, conditioned or delayed, setting forth the amount of Construction Proceeds desired, together with such schedules, affidavits, releases, waivers, statements, invoices, bills and other documents, certificates and information as Agent requires.

“Construction Proceeds”: Means proceeds of the Term Loan in excess of the Term Closing Disbursement to be held in an interest-bearing account and disbursed in payment of the cost of construction of the Improvements in accordance with the terms of this Agreement.

“Consultants”: Third party experts retained by Agent to assist it in connection with closing, advancing, disbursing or administering the Construction Proceeds.

“Contractor”: Any person, party or entity which has a contract or subcontract under which payment may be required for any work done, material supplied or services furnished in connection with acquiring, constructing, equipping and/or developing the Property.

“Control Account”: Means that deposit account with Bank of the West and which is the subject of the Control Agreement.

“Control Agreement”: That certain Control Agreement of even date between Borrower and Bank of the West, as depositary.

“Deed of Trust”: That certain Deed of Trust (with Assignment of Leases and Rents, Security Agreement and Fixture Filing) of even date herewith executed by Borrower as trustor in favor of Agent as beneficiary to be recorded in the Official Record of Washoe County, Nevada, creating a first lien on the Land, the Improvements, and all buildings, fixtures and improvements now or hereafter owned or acquired by Borrower and situated on the Land, and all rights and easements appurtenant thereto, and a first lien on and a security interest in the fixtures thereon and a security interest in the Equipment associated with and appurtenant to the Land, which Deed of Trust shall secure the Notes and the other obligations specified therein, including any amendments to such Deed of Trust and supplements thereto executed by Borrower and Agent.

“Default Rate”: As defined in the Term Note.

“Defaulting Lender”: Any Lender who for any reason shall fail or refuse to abide by its obligations under the Loan Documents or this Agreement within the time periods specified for performance of such obligation or, if no time frame is specified, if such failure or refusal continues for a period of five (5) Business Days.

“EBITDA”: Is defined in Section 5.12(a).

“Environment”: means ambient air, indoor air, surface water, drinking water, groundwater, land surfaces, subsurface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claim”: means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written notices of noncompliance or violation, investigations (other than internal reports prepared by Borrower or any of its Subsidiaries or environmental reports prepared by outside environmental consultants(a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate or pursuant to Section 5.7) or proceedings with respect to any Environmental Liability (hereinafter “Claims”), including (i) any and all Claims by a Governmental Authority for enforcement, response or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any Person seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief pursuant to any Environmental Law.

“Environmental Indemnity”: That certain Unsecured Environmental Indemnity of even date herewith, executed by Borrower and Guarantor in favor of Agent, setting forth certain indemnification obligations relating to "Hazardous Substances" (as defined therein).

“Environmental Laws”: means any and all Laws relating to the pollution or protection of the Environment including those relating to the generation, handling, storage, treatment transport or Release or threat of Release of Hazardous Materials or, to the extent relating to exposure or threat of exposure to Hazardous Materials, human health.

“Environmental Liability”: means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities) of Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence, or Release or threatened Release of any Hazardous Materials into the Environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit”: means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equipment”: All fixtures, equipment and tangible personal property owned by Borrower and located or to be located in or on, and used in connection with the construction, management, maintenance or operation of the Land and the Improvements or other locations owned or leased by Borrower from time to time or used in the operation of Borrower’s business from time to time.

“ERISA”: Means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: Means any trade or business (whether or not incorporated) that is under common control with Borrower and is treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA

“ERISA Event”: Means (a) a Reportable Event with respect to a Benefit Plan for which notice to the PBGC is not waived by regulation; (b) a withdrawal by Borrower, any Subsidiary or any of their respective ERISA Affiliates from a Benefit Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower, any Subsidiary or any of their respective ERISA Affiliates from a multiemployer plan, notification of Borrower, any Subsidiary or any of their respective ERISA Affiliates concerning the imposition of withdrawal liability or notification that a multiemployer plan is insolvent or is in reorganization within the meaning of Title IV of ERISA; (d) the filing by Borrower, any Subsidiary or any of their respective ERISA Affiliates of a notice of intent to terminate a Benefit Plan; (e) with respect to a Benefit Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (f) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Benefit Plan or the failure to make any required contribution to a multiemployer plan; (g) the filing pursuant to Section 412(d) of the Code and Section 303(d) of ERISA (or, after the effective date of the Pension Protection Act of 2006, Section 412(c) of the Code and Section 302(c) of ERISA) of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (h) the filing by the PBGC of a petition under Section 4042 of ERISA to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to Borrower.

“Event of Default”: Any event set forth in Section 6.1.

“Excusable Delay” means a delay, not to exceed a total of thirty (30) days, caused by unusually adverse weather conditions which have not been taken into account in the construction schedule, fire, earthquake or other acts of God, strikes, lockouts, acts of public enemy, riots or insurrections or any other unforeseen circumstances or events beyond the control of Borrower (except financial circumstances or events or matters which may be resolved by the payment of money), and as to which Borrower notifies Agent in writing within five (5) days after such occurrence; provided, however, no Excusable Delay shall extend the Completion Date without the prior written consent of Agent, in its reasonable discretion, or suspend or abate any obligation of Borrower or any Guarantor or any other person to pay any money.

“Federal Funds Rate”: As of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotation, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by Agent.

“Fee Letter”: That certain Fee Letter between Borrower and U.S. Bank dated as of August 21, 2008.

“GAAP”: Generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“General Contractor”: The general contractor approved by Agent for construction of the Improvements, which approval shall not be unreasonably withheld, conditioned or delayed.

“Governmental Authority”: Means any governmental or quasi-governmental entity, including any court, department, commissions, board, bureau, agency, administration, service, district or other instrumentality of any governmental entity.

“Governmental Requirements”: All laws, statutes, codes, ordinances, and governmental rules, regulations and requirements applicable to Borrower, Agent and the Property.

“Guarantor”: GameTech Mexico S. de. R.L. de C.V, GameTech Canada Corporation and GameTech Arizona Corporation, collectively and jointly and severally, together with any Subsidiary which becomes a Guarantor after the date hereof pursuant to the provisions of Section 5.26.

“Guaranty”: That certain Guaranty of even date herewith executed by Guarantor in favor of Agent, as supplemented from time to time as provided therein.

“Hazardous Materials”: Means materials, chemicals, substances, compounds, wastes, pollutants and contaminants, in any form, including all explosive or radioactive substances or wastes, mold, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and infectious or medical wastes, in each case to the extent regulated pursuant to any Environmental Law.

“Improvements”: The buildings and improvements which are to be placed or constructed upon the Land in accordance with the Plans approved by Agent in accordance with Section 3.2(c).

“In Balance”: Shall have the meaning given such term in Section 3.3.

“Inspecting Architect”: Any independent architect, engineer or consultant selected by Agent.

“IP Security Agreement”: That certain Intellectual Property Security Agreement of even date executed by Borrower in favor of Agent.

“Land”: The land legally described on Exhibit C attached hereto and hereby made a part hereof.

“Lead Arranger”: Means U.S. Bank National Association, as the lead arranger of the Loans.

“Lenders”: Each Lender that is a party to this Agreement and which hereafter becomes party to this Agreement, collectively, and each of their respective permitted successors and assigns.

“L/C Advance”: An advance of proceeds pursuant to the Line of Credit Loan.

“L/C Draw Request”: A written request by Borrower for an advance of Line of Credit Loan proceeds under this Agreement in substantially the form of Exhibit B attached hereto.

“L/C Expiration Date” Shall having the meaning given in Section 1.2.

“L/C Lender”: Means a Lender with an outstanding Line of Credit Commitment.

“L/C Note”: The Revolving Promissory Note of even date herewith, executed and delivered by Borrower to the order of Agent for the benefit of the L/C Lenders, in the aggregate maximum principal amount of up to Two Million Dollars ($2,000,000), to evidence the Line of Credit Loan, as the same may be amended, modified, replaced or substituted from time to time.

“Line of Credit Commitment”: Shall have the meaning given in Section 1.1(a).

“Line of Credit Commitment Percentage”: Means a Lender’s share of all right, title and interest in the Line of Credit Loan.

“Line of Credit Loan”: Shall have the meaning given in Section 1.1(a)

“Loan or Loans”: Means a extension of credit by a Lender under this Agreement in the form of a Line of Credit Loan and/or the Term Loan, as the context requires.

“Loan Documents”: The documents described in this Agreement, which evidence and secure the Loan, including, but not limited to, the Note, the Deed of Trust, this Agreement, the Assignments, the Control Agreement, the IP Security Agreement, the Security Agreement, the Environmental Indemnity, the Guaranty, any Swap Contracts and including any amendments thereof and supplements thereto executed by Borrower, Guarantor and/or and Agent.

“Majority Lenders”: Lenders holding, in the aggregate, not less than fifty one percent (51%) of the Committed Amount or, if no such principal amount is then outstanding, not less than fifty one percent (51%) of the Commitment Percentages; provided, however, that unless there is only one Lender with respect to a particular Loan, Majority Lenders shall not be less than two Lenders.

“Maturity Date”: Means the respective maturity dates of the Notes as provided therein.

“Note and Notes”: Means the L/C Note and/or the Term Note, as the context requires.

“Obligations”: The obligations of Borrower to Agent and the Lenders described in the Loan Documents and any other obligations of the Borrower to the Lenders of any nature whatsoever.

“PBGC”: Means the Pension Benefit Guaranty Corporation.

“Permitted Encumbrances”: The liens, charges and encumbrances on title to the Property listed on Exhibit D hereto, if any.

“Person”: Any natural person, corporation, limited liability company, partnership (general or limited), limited liability partnership, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plans”: The final working plans for the Improvements, including drawings, specifications, details and manuals, as approved by Agent, which approval shall not be unreasonably withheld, conditioned or delayed.

“Project Architect”: Means the architect approved by Agent with respect to preparation of the Plans.

“Property”: The Land, the Improvements and the Equipment.

“Protective Advances”: Any amount advanced or expended by the Agent and/or the Lenders as reasonably necessary to preserve or protect the Lenders' rights with respect to the Loans.

“Regulation D”: Regulation D (or any substitute regulations) of the Board of Governors of the Federal Reserve System (or any successor thereto), together with all amendments from time to time thereto.

“Reportable Event”: Means, with respect to any Benefit Plan any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Restricted Subsidiary”: Means any Subsidiary of Borrower that is not an Unrestricted Subsidiary.

“Security Agreement”: That certain Security Agreement of even date executed by Borrower and Guarantor in favor of Agent.

“Subsidiary”: Means a corporation, partnership, joint venture, limited liability company or other business entity, in each case, of which Borrower is the beneficial owner of a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body.

“Swap Contract”: Means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any form of master agreement (the "Master Agreement") published by the International Swaps and Derivatives Association, Inc., or any other master agreement, entered into between Swap Counterparty and Borrower (or its Affiliate) in connection with the Loans, together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time, relating to or governing any Swap Transaction.

“Swap Counterparty”: Means any of the Lenders or an Affiliate of any of the Lenders, in its capacity as counterparty under any Swap Contract.

“Swap Transaction”: Means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any Master Agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of Master Agreement (as such agreement may be amended, restated, extended, supplemented or otherwise modified in writing from time to time), including any such obligations or liabilities under any Master Agreement, entered into between Swap Counterparty and Borrower (or its Affiliate) in connection with the Loans.

“Sworn Construction Cost Statement”: An itemized, certified budget for construction of the Improvements, signed and sworn to by Borrower, approved by Agent pursuant to the provisions of Section 3.2 (d) as the same may be amended or supplemented with the approval of Agent from time to time, which approval shall not be unreasonably withheld, conditioned or delayed.

“Term Closing Disbursement”: That portion of the Term Loan disbursed on the Closing Date, in accordance with a settlement statement approved by Borrower and Agent, for (i) refinancing of existing debt of Borrower, (ii) acquisition of the Property, (iii) deposit into the Control Account of the sum of $2,250,000 and (iv) closing costs, expenses and fees payable under this Agreement.

“Term Loan”: Shall have the meaning given in Section 1.5.

“Term Loan Commitment”: Means the principal amount of Thirty Eight Million Dollars ($38,000,000).

“Term Loan Commitment Percentage”: Means a Lender’s share of all right, title and interest in the Term Loan.

“Term Lender”: Means a Lender with an outstanding Term Loan Commitment

“Term Note”: The Promissory Note of even date herewith, each executed and delivered by Borrower to the order of Agent for the benefit of the Term Lenders, in the aggregate maximum principal amount of Thirty Eight Million Dollars ($38,000,000), to evidence the Term Loan, as the same may be amended, modified, replaced or substituted from time to time.

“Tests”: Such soil tests, chemical tests, materials tests and other tests and analyses as are reasonably required to confirm, with relative certainty, the absence of toxic or hazardous substances from the Property.

“Title Company”: Stewart Title Guaranty Company.

“Title Policy”: A loan policy of title insurance in favor of Agent issued by the Title Company and complying with the requirements of Exhibit E attached hereto and hereby made a part hereof.

“Unrestricted Subsidiary”: Means a Subsidiary of Borrower which (a) has no indebtedness other than non-recourse debt, (b) is not a party to any agreement, contract, arrangement or understanding with Borrower or any of its other Subsidiaries unless the terms there are no less favorable to the Borrower or its other Subsidiaries than those that might be obtained from Persons who are not Affiliated with Borrower or its Subsidiaries, (c) is a Person with respect to which neither Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional ownership interest or (ii) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any indebtedness of Borrower or any Restricted Subsidiary.

“U.S. Bank”: U.S. Bank National Association, a national banking association, in its capacity as a Lender, and not as Agent.

“USA PATRIOT Act”: Means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

I. LOAN FACILITIES

1.1 Line of Credit Commitment.

(a) During the Availability Period described below, each L/C Lender severally, but not jointly, agrees to provide a line of credit (the “Line of Credit Loan”) to the Borrower, pro rata in accordance with its Line of Credit Commitment Percentage. The amount of the line of credit (the "Line of Credit Commitment") is Two Million Dollars ($2,000,000).

(b) This is a revolving line of credit. During the Availability Period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the principal balance outstanding under the Line of Credit Loan to exceed the Line of Credit Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the L/C Lenders upon the Agent's demand.

(d) The Line of Credit Loan will be evidenced by the L/C Note.

1.2. Availability Period.

The Line of Credit Loan is available (the “Availability Period”) between the date of this Agreement and August 31, 2010, or such earlier date as the availability may terminate as provided in this Agreement (the "L/C Expiration Date"). Upon the occurrence of an Event of Default the L/C Lenders may, upon prior written notice to Borrower, suspend or terminate their commitments to make L/C Advances without consent of Borrower.

The Availability Period for the Line of Credit Loan will be considered for extension provided Borrower has made a request in writing to Agent for extension of the Availability Period within ninety (90) days prior to the first anniversary of the Closing Date and Agent, in its sole discretion, has sent to the Borrower a written notice of extension effective as of the L/C Expiration Date (the “Renewal Notice”) and Borrower has accepted such extension by written notice to Agent, including Borrower’s agreement to pay the renewal fee, within ten (10) days after Borrower’s receipt of the Renewal Notice. If the Line of Credit Loan is renewed, it will continue to be subject to all the terms and conditions set forth in this Agreement except as modified by the Renewal Notice. If this line of credit is renewed, the term “L/C Expiration Date” shall mean the date set forth in the Renewal Notice as the L/C Expiration Date and the same process for renewal will apply to any subsequent renewal of this line of credit. A renewal fee may be charged at the Agent’s option. The amount of the renewal fee will be specified in the Renewal Notice.

1.3 Advances under L/C Loan.

Borrower shall give Agent notice pursuant to an L/C Draw Request of each requested borrowing of an L/C Advance. Each L/C Draw Request shall be delivered to Agent before 9:00 a.m. on the date three (3) Business Days, in the case of a LIBOR Rate Loan (as defined in the L/C Note) or two (2) Business Days, in the case of a Base Rate Loan (as defined in the L/C Note) prior to the proposed date of such borrowing. Each L/C Draw Request shall be irrevocable once given and shall be binding on Borrower. Each L/C Draw Request shall be executed by a representative of Borrower duly designated and authorized by Borrower to sign L/C Draw Requests (an “Authorized Signer”) in a writing addressed to Agent. As of the date hereof, either of Jay Meilstrup, President or Marcia Martin, CFO, acting alone, is an Authorized Signer. The L/C Lenders shall use best efforts to fund all L/C Draw Requests on the next Business Day following receipt of a completed L/C Draw Request. In lieu of submitting an L/C Draw Request, and provided no Event of Default has occurred and remains continuing, and until thirty-five (35) days prior to the L/C Expiration Date, Advances may be funded and payments made in connection with Treasury Management Services provided by U.S. Bank, in its capacity as L/C Lender and advances made to Borrower under such Treasury Management Services shall be deemed to be L/C Advances hereunder. In this regard, U.S. Bank reserves the right to terminate use of the commercial loan sweep service in connection with the L/C Loan upon one (1) Business Day written notice thereof to Borrower. Subject to the satisfaction of all applicable conditions, the L/C Lenders, in their respective pro rata shares, will make the proceeds of such borrowings available to Borrower no later than 11:00 a.m. on the date and at the account specified by Borrower in such L/C Draw Request

1.4 Letters of Credit.

(a) During the Availability Period, at the request of the Borrower, the L/C Lenders, pro rata according to their Line of Credit Commitment Percentages, will issue:

(i) commercial letters of credit with a maximum maturity not to extend beyond the L/C Expiration Date. Each commercial letter of credit will require drafts payable at sight.

(ii) standby letters of credit with a maximum maturity not to extend beyond the L/C Expiration Date.

(b) The amount of the letter[s] of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letter[s] of credit) may not exceed Two Million Dollars ($2,000,000).

(c) In calculating the principal amount outstanding under the Line of Credit Loan, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d) The Borrower agrees:

(i) Any sum drawn under a letter of credit shall be added to the principal amount outstanding under the L/C Note and will bear interest and be due as described in the L/C Note.

(ii) If there is a default under this Agreement, upon written demand from Agent to immediately prepay and make the L/C Lenders whole for any outstanding letters of credit.

(iii) The issuance of any letter of credit and any amendment to a letter of credit is subject to the Agent's written approval, which approval shall not be unreasonably withheld, conditioned or delayed and must be in form and content reasonably satisfactory to the Agent and in favor of a beneficiary acceptable to the Agent, in its reasonable discretion.

(iv) To sign the Agent's then current form Application and Agreement for Commercial Letter of Credit. Borrower acknowledges that Agent has previously delivered to Borrower the form of such agreements in effect on the date hereof.

(v) To pay: (x) a fronting fee to Agent for issuance of a letter of credit equal to 0.125% of the face amount of each letter of credit issued, payable upon issuance of each letter of credit, plus Agent’s other customary fees that the Agent notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower, payable within ten Business Days after demand by Agent and (y) a fee equal to 2.00% per annum on the aggregate amount of all outstanding letters of credit, payable quarterly, in arrears on the tenth Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of a letter of credit hereunder.

1.5 The Term Loan. Subject to the terms, provisions and conditions of this Agreement, each Term Lender severally, but not jointly, agrees to lend to Borrower, pro rata in accordance with its Term Loan Commitment Percentage, and Borrower agrees to borrow from the Term Lenders, a term loan in the principal amount of Thirty Eight Million Dollars ($38,000,000) (the “Term Loan”) in accordance with the terms hereof on the Closing Date, for the purpose of (i) refinancing existing debt of Borrower, (ii) the acquisition of the Property, (iii) funding the sum of $2,250,000 into the Control Account and (iv) constructing the Improvements and otherwise developing the Property. The Term Loan shall be evidenced by the Term Note.

1.6 Construction Proceeds. Borrower acknowledges that a portion of the Term Loan shall be used to pay for costs of construction of the Improvements. Borrower authorizes Agent to deposit the Construction Proceeds into a deposit account with Agent on the Closing Date to be disbursed from time to time in accordance with the terms of this Agreement. Borrower further acknowledges that the Term Loan shall be deemed fully advanced to Borrower notwithstanding the deposit of the Construction Proceeds with Agent and Borrower shall be obligated to pay interest on the full amount of the Term Loan from the Closing Date. Agent shall hold the Construction Proceeds in an interest-bearing account of Agent’s reasonable selection with interest earned thereon to be part of the Construction Proceeds. The Construction Proceeds are hereby pledged to Agent as agent for the benefit of the Term Lenders as additional security for the Loans, and Borrower hereby grants and conveys to Agent, as agent for the Term Lenders a security interest in all funds so deposited with Agent, as additional security for the Term Loan.

1.7 Fees. On the date hereof and on or before the dates set forth therein, Borrower shall pay U.S. Bank all fees, costs and expenses referenced in the Fee Letter.

II. CONDITIONS OF BORROWING

Neither Agent nor the Lenders shall be required to make any advances hereunder until the requirements and conditions set forth below and in Article III have been completed and fulfilled to the reasonable satisfaction of Agent, at Borrower's sole cost and expense. It is agreed, however, that Agent and the Lenders may, in their discretion, make advances prior to completion and fulfillment of any or all of such requirements and conditions, without waiving its right to require such completion and fulfillment before any additional advances are made.

2.1 Loan Documents. On or before the date of closing of the Loans, Borrower shall execute and deliver (or cause to be executed and delivered) to Agent the following documents in form and substance acceptable to Agent and to its counsel, to evidence and secure the Loans:

(a) The Notes payable to Agent as agent for the Lenders.

(b) The Deed of Trust.

(c) The Guaranty.

(d) The Security Agreement.

(f) The IP Security Agreement.

(g) The Control Agreement.

(h) All other Loan Documents.

(i) Insurance policies (conforming to the requirements of Exhibit F) written by insurers reasonably satisfactory to Agent and in amounts reasonably satisfactory to Agent.

(j) A flood zone certification from a qualified Consultant indicating that the improvements to be constructed on the Property are not located in a flood plain or any other flood prone area, as designated by any governmental agency; provided however that if the Property is so located, Borrower shall obtain and deliver to Agent evidence of flood insurance reasonably acceptable to Agent.

(k) A copy of Borrower's Certificate of Incorporation and Bylaws certified by the Secretary of Borrower as being true, correct, complete, unamended and in full force and effect), and evidence, satisfactory to Agent, that Borrower and each Guarantor has complied with the above mentioned documents in executing the Loan Documents; together with all formation documents for each Guarantor.

(l) Such other documents as Agent may reasonably require to evidence and secure the Loan.

To the extent permitted by law, Agent may designate which of the Loan Documents are to be placed of record, the order of recording thereof, and the offices in which the same are to be recorded. Borrower shall pay all documentary, recording and/or registration taxes and/or fees, if any, due upon the Loan Documents.

2.2 Recordation of Deed of Trust; Title Insurance. The Deed of Trust shall have recorded, and Agent shall have received the Title Company’s commitment to issue the Title Policy.

2.3 Opinion of Borrower's Attorneys. Agent shall have received from counsel for Borrower and Guarantor a current written opinion or opinions, in scope, form and substance reasonably acceptable to Agent.

2.4 Fees. Borrower shall have paid to U.S. Bank each of the fees required pursuant to the terms of the Fee Letter.

III. DISBURSEMENT OF CONSTRUCTION PROCEEDS

3.1 General. Subject to the terms and conditions set forth in this Agreement, and provided no Event of Default has occurred and is continuing, Agent shall make disbursements from the Construction Proceeds in such amounts as Borrower may request in accordance with the terms of this Agreement. All monies disbursed by Agent and the Lenders from the Construction Proceeds (including amounts payable to Agent and the Lenders and disbursed by Agent and the Lenders to themselves pursuant to the terms hereof) shall constitute loans made to Borrower under this Agreement, evidenced by the Term Note and this Agreement and secured by the other Loan Documents, and interest shall be computed thereon, as prescribed by this Agreement and the Term Note, from the Closing Date.

Agent reserves the right to disburse amounts which are allocated to any of the designated items in the Sworn Construction Cost Statement for such other purposes or in such different proportions as Agent may, in its reasonable discretion, deem necessary or advisable. Borrower may not reallocate items in the Sworn Construction Cost Statement without the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

No disbursement shall constitute a waiver of any condition precedent to the obligation of Agent to make any further disbursement or preclude Agent from thereafter declaring the failure of Borrower to satisfy any such condition precedent to be an Event of Default. All conditions precedent to the obligation of Agent to make any disbursement are imposed hereby solely for the benefit of Agent and the Lenders, and no other party may require satisfaction of any such condition precedent or shall be entitled to assume that Agent and the Lenders will make or refuse to make any disbursement in the absence of strict compliance with such condition precedent.

In the event that the total amount of the Construction Proceeds exceeds the amount needed to fully pay all cost allocations set forth on the Sworn Construction Cost Statement approved by Agent, Agent shall disburse such excess sums to Borrower following Completion.

In no event shall Agent have any obligation to make any disbursement if the requested disbursement, plus the sum of all the previous disbursements, would exceed the Construction Proceeds.

Disbursement of Construction Proceeds, at Agent’s option, may be made by direct or joint check payment to any or all persons entitled to payment for work or services performed or material furnished in connection with the construction of the Improvements. Agent shall not be required to, and has no responsibility to, supervise the proper application or distribution of funds to third parties.

3.2 Conditions to First Disbursement of Construction Proceeds.

Agent shall not be obligated to make any disbursement of the Construction Proceeds until Borrower has delivered to Agent the following documents, agreements and instruments and Agent has notified Borrower of its approval thereof in writing, such approval not to be unreasonably withheld, delayed or conditioned. It shall be an Event of Default hereunder if Borrower shall fail to deliver all of the following documents, agreements and instruments to Agent within fifteen (15) days after the Closing Date:

(a) The General Contractor's construction contract, and the fully executed Assignment of Construction Agreements and the General Contractor’s Consent attached thereto.

(b) The fully executed Assignment of Architectural Agreements and the Architect’s Consent attached thereto.

(c) The Plans.

(d) The Sworn Construction Cost Statement.

(e) Borrower's estimated schedules for construction of the Improvements and for disbursement of the Construction Proceeds.

(f) Copies of all building permits required to complete construction of the Improvements together with a schedule of all necessary licenses and permits which must be obtained in order to occupy and operate the Property.

3.3 Loan In Balance. Agent shall not be obligated to make any disbursement of Construction Proceeds unless and until Borrower has provided Agent with evidence, acceptable to Agent, that the Loan is "in Balance." The Loan is in Balance if all remaining unpaid costs for Completion of the Improvements, as reasonably determined by Agent, do not exceed the amount of the Construction Proceeds not yet disbursed by the Agent plus the amount of the Line of Credit Commitment which has not been advanced by L/C Lender.

Notwithstanding any provision of this Agreement to the contrary, in the event that Agent or Borrower reasonably determines that the undisbursed balance of Construction Proceeds plus any remaining unadvanced portion of the Line of Credit Commitment is insufficient to cover any cost allocation set forth on the Sworn Construction Cost Statement, and/or to complete the Improvements, and to pay all costs and expenses of completion, it shall notify the other parties hereto of such determination, and Borrower shall, within three (3) Business Days, deposit with Agent funds equal to said insufficiency in order to bring the Loan back into Balance.

3.4 Inspections. Agent, the Title Company, the Inspecting Architect, Consultants and their representatives shall have access to the Property at all reasonable times and upon reasonable prior notice and shall have the right to enter the Property and to conduct such inspections thereof as they shall deem necessary or desirable for the protection of the interests of Agent and the Lenders.

Prior to Completion, Agent may retain the Inspecting Architect, and any other Consultants deemed necessary or desirable by Agent, at Borrower's expense (but not to exceed in the aggregate $25,000 for such Inspecting Architect and other Consultants), to make periodic inspections of the Property and to review all change orders relating to the Property. Agent may request the Inspecting Architect, before any disbursement of Construction Proceeds is made, to inspect all work and materials for which payment is requested and all other work upon the Property, review the current Construction Draw Request, approve such work and Construction Draw Request and/or submit to Agent a progress inspection report. Following Completion, with thirty (30) days written notice to Borrower, Agent may, at Borrower’s expense, also retain such other Consultants as Agent deems reasonably necessary or convenient to perform such services as may, from time to time, be required by Agent in connection with the Loan, this Agreement, the other Loan Documents or the Property.

Neither Borrower nor any third party shall have the right to use or rely upon the reports of the Inspecting Architect or any other reports generated by Agent or its Consultants for any purpose whatsoever, whether made prior to or after commencement of construction. Borrower shall be responsible for making its own inspections of the Property during the course of construction and shall determine to its own satisfaction that the work done and materials supplied are in accordance with applicable contracts with its contractors. By disbursing funds after any inspection of the Property by Agent or the Inspecting Architect, Agent shall not be deemed to waive any Event of Default, waive any right to require construction defects to be corrected, or acknowledge that all construction conforms with the Plans.

Notwithstanding any provision of this Agreement to the contrary, in the event that Agent should reasonably determine that the actual quality or value of the work performed or the materials furnished does not correspond with the quality or value of the work required by the Plans, Agent shall notify Borrower of its objections thereto, and, upon demand, Borrower shall correct the conditions to which Agent reasonably objects to Agent’s reasonable satisfaction.

3.5 Responsibility of Agent and the Lenders. It is expressly understood and agreed that neither Agent nor the Lenders assume any liability or responsibility for the sufficiency of the Construction Proceeds to complete the Improvements, for protection of the Property, for the satisfactory Completion of the Property, for inspection during construction, for the adequacy or accuracy of the Sworn Construction Cost Statement, for any representations made by Borrower, or for any acts on the part of Borrower or its contractors to be performed in the construction of the Improvements.

3.6 Advance Procedures.

(a) Borrower shall submit to Agent a copy of the Sworn Construction Cost Statement for the Improvements, and shall advise Agent of the names of each Contractor. If requested by Agent, Borrower shall also furnish to Agent a copy of each contract with each of the Contractors. Borrower shall keep the Agent advised at all times of the names of all Contractors, and of the type of work, material or services and of the dollar amount covered by each of their respective contracts with Borrower. It is understood that only Contractors whose names, contract descriptions and, after a request therefor, contracts have been furnished to Agent shall be entitled to receive disbursements of Construction Proceeds under this Agreement. Borrower shall also provide or cause to be provided to Agent a date down of the Title Policy upon Completion of the Improvements.

(b) Borrower shall refrain from commencing construction of, and from accepting delivery of materials for, the Property prior to the recording of the Deed of Trust.

(c) Borrower may obtain disbursements to Contractors on a percentage of a completion basis and only to the extent of the amount of the contract work satisfactorily completed or materials actually incorporated into the Property by each such Contractor in accordance with his contract, less a ten percent (10%) retainage ("Retainage"), and Borrower agrees that all sums requested hereunder for disbursement to each Contractor shall not exceed that amount. Borrower may not obtain disbursements to Contractors for the cost of materials acquired for the Property but not yet incorporated therein, unless the same does not exceed $10,000, and Agent has approved (1) reasonably acceptable evidence that Borrower has acquired title to the same and that the same are covered by the insurance required by the Deed of Trust; (2) the place of storage therefor is on the Land or in a secure or bonded warehouse located in the jurisdiction in which the Land is situated; (3) the protection and security provided therefor; and (4) a schedule for the prompt incorporation thereof into the Property, and unless the Inspecting Architect has verified and approved the cost and acquisition of said materials, their physical presence at the approved storage site, and the security and protection provided therefor. Agent shall not be required to make the final disbursement of the Retainage for the payment of the full amount of each Contractor's contract until Agent is satisfied in its reasonable discretion that the Property has been completed substantially in accordance with the approved Plans, and all requirements set forth in this Agreement have been fully complied with, including, but not limited to, the requirements to evidence Completion, and satisfaction of each of the following requirements:

(1) Receipt by Agent of both (i) lien waivers or releases from all Contractors, subcontractors, laborers and materialmen employed in furnishing labor or materials in connection with the construction of the Improvements, and (ii) title policy endorsements in form and content satisfactory to Agent in its good faith discretion (including an endorsement insuring lien free completion of the improvements);

(2) The later of a period of (i) forty (40) days shall have elapsed after recordation and serving of a valid notice of completion (as provided in Chapter 108 of the Nevada Revised Statutes) or if such notice has not been recorded and served, and (ii) ninety (90) days shall have elapsed after the date of completion of construction of the Improvements (as provided in Chapter 108 of the Nevada Revised Statutes);

(3) If required by Agent, a certificate of occupancy for the Improvements; and

(4) Receipt by Agent of final "as built" plans for the Improvements; and

(5) Receipt by Agent of such other certificates, assurances and opinions as Agent shall reasonably require.

(d) Whenever Borrower desires to obtain a disbursement of Construction Proceeds, Borrower shall submit a signed Construction Draw Request, in Agent's form, to Agent and to the Inspecting Architect at least ten (10) business days prior to the date on which the requested disbursement is to be made ("Advance Date"). Borrower shall also simultaneously submit to Agent the following:

(1) A certificate relating to each Contractor who is to receive a disbursement from the advance, signed by the Project Architect, or by another construction supervisor approved by Agent, stating that each such Contractor has satisfactorily completed the work for which disbursement (less any required retainage) is requested in such Construction Draw Request. Such certificate shall be in the form reasonably required by Agent.

(2) If required by Agent, a conditional waiver of mechanic's lien and/or materialman's lien, executed by the General Contractor in the amount of the lienable costs of the Property payable from the requested disbursement, together with a waiver of mechanic's lien and/or materialman's lien executed by each other Contractor to which any portion of the immediately preceding disbursement ("Prior Advance") of Construction Proceeds was paid, covering liens for all work done and materials supplied for which disbursement was made from the Prior Advance, in the form required by Agent and, if appropriate, the Title Company; provided, however, that with respect to the final disbursement of Construction Proceeds to be paid to the General Contractor under its contract, such mechanic's lien and/or materialman's lien waiver shall be unconditional.

(e) Invoices and such other supporting evidence as may be requested by the Agent to establish the cost or value of the Improvements for which disbursement is to be and has been made.

(f) If requested by Agent in connection with any disbursement, Borrower shall provide to Agent an endorsement to and continuation of the Title Policy, showing that there have been no mechanics' or materialmen's liens filed since the date of the issuance of the Title Policy, and updating the effective date of the Title Policy to the relevant Advance Date, which endorsement shall be provided at Borrower's expense. If any liens or other matters, which in Agent's sole judgment jeopardize its security interest in the Property, are disclosed by said endorsement and continuation or are in any other manner discovered by the Title Company or Agent, no further disbursements shall be made until such liens or other matters have been waived by Agent or satisfied in a manner acceptable to Agent. Upon demand of Agent, Borrower shall immediately cause any such liens or other matters to be satisfied, of record or bonded, or affirmatively insured over by the Title Company, or shall make other arrangements with respect to the discharge thereof acceptable to Agent.

(g) Evidence reasonably satisfactory to Agent that no Event of Default (or event that with the giving of notice and/or the passage of time could become an Event of Default) shall have occurred and be continuing. In no event shall Agent be required to make any disbursement of Construction Proceeds unless, at the time of the disbursement, there shall exist no Event of Default hereunder (or event that with the giving of notice and/or the passage of time could become an Event of Default), and all representations and warranties made herein shall be true and correct on and as of each Advance Date with the same effect as if made on that date, unless Agent has been notified otherwise in writing and has approved the content of such notice in writing in Agent’s sole discretion.

(h) Agent may take such steps as it may deem appropriate, at its option, to verify the application of Construction Proceeds to work done and material furnished for the Improvements, and to vary the disbursement procedures herein set forth, if the same becomes necessary or desirable to assure the proper application of Construction Proceeds and/or to preserve the first lien status of the Deed of Trust with respect to disbursements made pursuant hereto, including, but not limited to, making disbursements directly to subcontractors. However, Agent shall not be obligated to conduct any such verification or to so vary said procedures.

(i) The Borrower shall keep records showing the names of all Contractors and other payees to whom disbursements of Construction Proceeds are made, the date of each disbursement, and the amount of each disbursement, which records may be inspected by Agent upon reasonable notice.

(j) In the event that the Agent shall determine, in its reasonable judgment, that proper documentation to support a given disbursement, as required by this Agreement, has not been furnished, the Agent may withhold payment of all or such portion of such disbursement as shall not be so supported by proper documentation, and shall promptly notify Borrower of the discrepancy in or omission of such documentation. Such funds shall remain available for disbursement under this Agreement, and shall be disbursed if and when the requirements thereof and hereof with respect thereto are later met.

(k) Borrower shall be responsible for making inspections of the Property during the course of construction, and shall determine to its own satisfaction that the work done or material supplied by the Contractors to whom disbursements are to be made out of each advance has been properly done or supplied in accordance with applicable contracts with such Contractors. The Title Company and the Agent shall not be required to conduct any inspections of the Property.

(l) It is expressly understood and agreed that neither Agent nor any Lenders assume any liability or responsibility for the satisfactory Completion, for the adequacy of funds disbursed pursuant hereto to complete the Improvements, for inspections during construction, or for any acts on the part of Borrower or the Contractors to be performed in the construction of the Improvements.

(m) Unless otherwise agreed by Agent, Borrower shall not be entitled to more than two (2) disbursements of Construction Proceeds per month.

3.7 Additional Conditions to Each Disbursement. In addition to all other conditions and requirements set forth in this Agreement and any of the other Loan Documents, Agent may require that each of the following conditions be satisfied with respect to each disbursement of Construction Proceeds:

(a) As of the date of each disbursement, no suit or proceeding at law or in equity, and no investigation or proceeding of any governmental body, has been instituted or, to the knowledge of Borrower, has been threatened, which in either case would substantially, negatively affect the condition or business operations of Borrower or the Property.

(b) As of the date of each disbursement, no default or Event of Default under this Agreement or under any of the other Loan Documents shall have occurred and be continuing, and no event shall have occurred which, upon the service of notice and/or the lapse of time, would constitute an Event of Default thereunder.

(c) As of the date of each disbursement, the representations and warranties set forth in Article IV of this Agreement shall each be true and correct unless Agent has been notified otherwise in writing and has approved the content of such notice in writing in Agent’s sole discretion.

(d) As of the date of each disbursement, the progress of construction of the Improvements is such that it can be completed on or before the Completion Date (subject to Excusable Delay) specified in this Agreement for the cost originally represented to Agent, unless Borrower has funded any shortfall.

(e) The Loan, as of the date of each disbursement, shall be in Balance as required by this Agreement, and the undisbursed proceeds of the Construction Proceeds, including the disbursement then requested, shall be adequate and sufficient to pay for all labor, materials, equipment, work, services and supplies necessary for the completion of the Improvements, including the installation of all fixtures and equipment required for the operation of the Improvements except to the extent Borrower has funded any shortfall.

(f) As of the date of each disbursement, the labor, materials, equipment, work, services and supplies performed upon or furnished to the Property shall be in substantial accordance with the Plans, which have not been amended except as expressly permitted by this Agreement.

(g) As of the date of each disbursement, there have been no changes in the costs of the Property from those set forth on the Sworn Construction Cost Statement, as amended by any amendment thereto heretofore delivered by Borrower to Agent and approved by Agent, if such approval is required by this Agreement.

(h) As of the date of each disbursement, all bills for labor, materials, equipment, work, services and supplies furnished in connection with the Property, which could give rise to a mechanic's lien if unpaid, have been paid or will be paid out of the requested disbursement.

(i) All claims for mechanics' liens which shall have arisen or could arise for labor, materials, equipment, work, services or supplies furnished in connection with the Property through the last day of the period covered by the requested disbursement have been effectively waived in writing, or will be effectively waived in writing when payment is made, and such written waivers have been delivered to Agent or its disbursing agent.

(j) All funds disbursed under this Agreement to date have been utilized as specified in the Construction Draw Requests pursuant to which the same were disbursed, exclusively to pay costs incurred for or in connection with acquiring, constructing and developing the Land and the Property, or as otherwise approved by Agent in writing, and no part of the Construction Proceeds have been paid for labor, materials, equipment, work, services or supplies incorporated into or employed in connection with any project other than the Property.

IV. REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower represents and warrants to Agent and the Lenders that:

4.1 Legal Status of Borrower. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered and qualified to transact business in, and is in good standing under the laws of each jurisdiction where the nature of its business so requires, and has all power, and has or will timely obtain all necessary authority, permits, consents, authorizations and licenses necessary to carry on its business, to construct, equip, own and operate the Property and to execute, deliver and perform this Agreement and the other Loan Documents; all consents necessary to authorize the execution, delivery and performance of this Agreement and of the other Loan Documents which have been or are to be executed by and on behalf of Borrower have been duly obtained and are in full force and effect; this Agreement and such other Loan Documents have been duly authorized, executed and delivered by and on behalf of Borrower so as to constitute this Agreement and such other Loan Documents the valid and binding obligations of Borrower, enforceable in accordance with their terms; and Borrower has complied with all applicable assumed and/or fictitious name requirements of the state in which it is organized and of the state in which the Property is located, if different.

4.2 Title. Borrower is the owner, in fee simple, of the Land, subject to no lien, charge, mortgage, deed of trust, restriction or encumbrance, except Permitted Encumbrances.

4.3 No Breach of Applicable Agreements or Laws. The consummation of the transactions contemplated hereby and the execution, delivery and/or performance of this Agreement and the other Loan Documents will not result in any breach of or constitute a default under any mortgage, deed of trust, lease, bank loan, credit agreement, or other instrument or violate any Governmental Requirements, to which Borrower or any Guarantor is a party, or by which Borrower or any Guarantor may be bound or affected.

4.4 No Litigation or Defaults. Except as disclosed in Schedule 4.4 attached hereto, there are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened in writing against Borrower, any Guarantor or the Property, or involving the validity or enforceability of the Loan Documents or the priority of the lien thereof, at law or in equity; and Borrower and/or Guarantor is not in default under any order, writ, injunction, decree or demand of any court or any administrative body having jurisdiction over Borrower or Guarantor.

4.5 Financial and Other Information. The financial statements of Borrower and each Guarantor previously or hereafter delivered to Agent fairly and accurately present, or will fairly and accurately present, the financial condition of Borrower and each Guarantor as of the dates of such statements, and neither this Agreement nor any document, financial statement, financial or credit information, certificate or statement referred to herein or furnished to Agent by Borrower or any such Affiliate contains, or will contain, any untrue statement of a material fact or omits, or will omit, a material fact, or is or will be misleading in any material respect.

4.6 No Defaults under Loan Documents or Other Agreements. There is no default or Event of Default on the part of Borrower or any Guarantor under the Loan Documents or under any other document to which Borrower or any such Affiliate is a party and which relates to the ownership, occupancy, use, development, construction or management of the Property or the other assets of Borrower; and neither Borrower nor Guarantor is in default or will be in default in the payment of the principal or interest on any of its indebtedness for borrowed money, and is not in default under any instrument or agreement under and subject to which any indebtedness for borrowed money has been issued or is secured; and no event has occurred which, with the lapse of time or the giving of notice or both, would constitute an Event of Default thereunder.

4.7 Property Costs. On a line by line and total basis, the Improvements costs shown on the Sworn Construction Cost Statement shall be true, correct and complete in all material respects, and represent the total of all costs, expenses and fees which Borrower expects to pay or may be or become obligated to pay to construct the Improvements.

4.8 Utilities, Etc. Telephone services, gas, electric power, storm sewers, sanitary sewer and water facilities are available to the boundaries of the Land, adequate to serve the Property and not subject to any conditions (other than normal charges to the utility supplier) which would limit the use of such utilities. All streets and easements necessary for construction and operation of the Property are available to the boundaries of the Property.

4.9 Ownership of Property. Borrower and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and the Permitted Liens.

4.10 Condemnation. No condemnation proceeding or moratorium is pending or threatened against the Land which would impair the construction, use, sale or occupancy of the Property (or any portion thereof) in any manner whatsoever.

4.11 Governmental Regulations. Borrower is not subject to regulation under the Investment Company Act of 1940, the Federal Power Act, the Public Utility Holding Company Act of 1935, the Interstate Commerce Act or any federal or state statute or regulation limiting its ability to incur indebtedness for money borrowed.

4.12 Environmental Matters.

(a) Each of Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws (including having obtained all Environmental Permits) and (ii) none of Borrower or any of its Subsidiaries is subject to any pending, or to the knowledge of Borrower, threatened Environmental Claim or any other Environmental Liability.

(b) None of Borrower or any of its Subsidiaries has treated, stored, transported or disposed of Hazardous Materials at, or arranged for the disposal or treatment or for transport for disposal or treatment, of Hazardous Materials from, any currently or formerly owned or operated real estate or facility.

(c) (i) None of the properties currently or, to the knowledge of Borrower, formerly owned, leased or operated by Borrower or its Subsidiaries is listed or formally proposed for listing on the National Priorities List or any analogous foreign, state or local list; (ii) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on at or under any property currently owned or operated by Borrower or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material at or on any facility, equipment or property currently owned or operated by Borrower or any of its Subsidiaries; and (iv) there has been no release of Hazardous Materials by any Person on any property currently, or to the knowledge of Borrower and its Subsidiaries, formerly, owned or operated by any of them and there has been no release of Hazardous Materials by Borrower or any of its Subsidiaries at any other location.

(d) The properties currently owned, leased or operated by Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, Environmental Laws (ii) require response or other corrective action under Environmental Laws, or (iii) could give rise to Environmental Liability.

(e) Borrower and its Subsidiaries are not conducting or financing, either individually or together with other potentially responsible parties, any investigation or assessment or response or other corrective action relating to any actual or threatened release of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law.

(f) Neither Borrower nor any of its Subsidiaries has contractually assumed any liability or obligation under any Environmental Law or is subject to any order, decree or judgment which imposes any obligation under any Environmental Law.

4.13 Taxes. Borrower and its Subsidiaries have timely filed all federal and state and other tax returns and reports or requests for extensions required to be filed, and have timely paid all federal and state and other taxes, assessments, fees and other governmental charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

4.14 ERISA Compliance, Etc.

(a) Each Benefit Plan is in compliance with the applicable provisions of ERISA and the Code.

(b) Except as set forth in Schedule 4.14 (b), no ERISA Event has occurred.

4.15 Subsidiaries. As of the Closing Date, the only Subsidiaries of Borrower are GameTech Mexico S. de. R.L. de C.V, GameTech Canada Corporation and GameTech Arizona Corporation, and all ownership interest in such Subsidiaries are owned by Borrower free and clear of all security interests of any Person.

4.16 Brokers. There are no brokerage commissions or finders' fees due or claimed by any party to be due in connection with or with respect to the transaction contemplated hereby (other than any commission payable in connection with acquisition of the Land).

4.17 Defects and Hazards. Borrower does not know of any defects, facts or conditions affecting the Land that would make it unsuitable for the use contemplated hereunder or of any abnormal hazards (including earth movement or slippage) affecting the Land.
4.18 Permits. Borrower has obtained, or will timely obtain, all permits which are required for the construction of the Improvements in accordance with the Plans and in accordance with all applicable building, environmental, subdivision, land use and zoning laws, including all permits for the Improvements, annexation agreements, plot plan approvals, subdivision approvals (including the approval and recordation of any required subdivision map), environmental approvals (including a negative declaration or an environmental impact report if required under applicable law), sewer and water permits and zoning and land use entitlements.

4.19 Intellectual Property; Licenses, Etc. Borrower has good and marketable title to, or a valid license or right to use, all of its patents, patent rights, trademarks, servicemarks, trade names, copyrights, technology, software, know-how, database rights, rights of privacy and publicity, licenses and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of its business as currently conducted and as proposed to be conducted. The operation of the respective businesses of Borrower or any of its Subsidiaries as currently conducted and as proposed to be conducted does not infringe upon, misuse, misappropriate or violate any rights held by any Person. No claim or litigation regarding any IP Rights is pending or, to the knowledge of Borrower, threatened in writing against any of Borrower or a Subsidiary. Attached hereto as Schedule 4.19 is a list of all IP Rights owned or used by Borrower. No Subsidiary of Borrower owns any IP and Borrower shall at all times hold ownership in Borrower’s name of all IP Rights used in the operation of its or the Subsidiaries’ businesses.

4.20 Solvency. On the Closing Date after giving effect to the Transactions, Borrower and its Restricted Subsidiaries, on a consolidated basis, are solvent.

THE WARRANTIES AND REPRESENTATIONS IN THIS ARTICLE IV, AND ANY ADDITIONAL WARRANTIES AND REPRESENTATIONS CONTAINED HEREIN AND IN THE OTHER LOAN DOCUMENTS, SHALL BE DEEMED TO HAVE BEEN RENEWED AND RESTATED BY BORROWER AT THE TIME OF EACH REQUEST BY BORROWER FOR AN ADVANCE OF LOAN PROCEEDS UNLESS AGENT HAS BEEN NOTIFIED OTHERWISE IN WRITING AND HAS APPROVED, IN WRITING, THE CONTENT OF SUCH NOTICE IN AGENT’S SOLE DISCRETION.

V. COVENANTS OF BORROWER

While this Agreement is in effect, and until the Lenders have been paid in full the principal of and interest on all advances made by the Lenders hereunder and under the other Loan Document, Borrower hereby covenants as set forth in this Article V:

5.1 Completing Construction. Construction of the Improvements shall commence no later than thirty-one (31) days after the Closing Date. Borrower shall become a party to no contract that obligates Borrower to pay an amount greater than $50,000, including the General Contractor's construction contract, for the performance of any work on the Improvements on the Property or for the supplying of any labor, materials or services for the construction of the Improvements, except upon such terms and with such parties as shall be approved in writing by Agent, which approval shall not be unreasonably withheld, conditioned or delayed. No approval by Agent of any contract or change order shall make Agent and/or the Lenders responsible for the adequacy, form or content of such contract or change order. Borrower shall expeditiously complete and fully pay for the development of the Property and construction of the Improvements in a good and workmanlike manner and in accordance with the contracts, subcontracts and Plans submitted to and approved by Agent, and in compliance with all applicable Governmental Requirements, and any covenants, conditions, restrictions and reservations applicable thereto, so that Completion occurs on or before the Completion Date, subject to Excusable Delay. Borrower assumes full responsibility for the compliance of the Plans and the Property with all Governmental Requirements and with sound building and engineering practices, and, notwithstanding any approvals by Agent, neither Agent nor any Lenders shall have any obligation or responsibility whatsoever for the Plans or any other matter incident to the Property or the construction of the Improvements. Borrower shall correct or cause to be corrected (a) any defect in the Improvements and (b) any material departure in the construction of the Improvements from the Plans or Governmental Requirements.

5.2 Changing Costs, Scope or Timing of Work. Borrower shall deliver to Agent revised, sworn statements of estimated construction costs of the Property, showing changes in or variations from the original Sworn Construction Cost Statement, as soon as such changes are known to Borrower.

Borrower shall promptly furnish Agent with two (2) copies of all changes or modifications in the Plans, contracts or subcontracts for the Improvements, as approved by Agent, prior to incorporation of any such change or modification into the Property, whether or not Agent's consent to such change or modification is required hereby. No work may be performed pursuant to any change order or pending change order prior to delivery thereof to Agent. Borrower shall not make or consent to any change or modification in such Plans, contracts or subcontracts, and no work shall be performed with respect to any such change or modification, without the prior written consent of Agent, if such change or modification would in any material way alter the design or structure of the Improvements or increase or decrease the Improvements cost by $50,000 or more for any single change or modification, or if the aggregate amount of all changes and modifications exceeds $100,000 which approval shall not be unreasonably withheld, conditioned or delayed.

5.3 Balancing the Loan. If at any time the Loan is not in Balance, Borrower shall deposit with Agent, within three (3) Business Days from Agent's demand, cash equal to the amount necessary to put the Loan back in Balance, which shall be disbursed toward the payment of Property costs prior to any further disbursements of Construction Proceeds.

5.4 Paying Costs of Property and Loan. Borrower shall pay and discharge, when due, all taxes, assessments and other governmental charges upon the Property, as well as all claims for labor and materials which, if unpaid, might become a lien or charge upon the Property; provided, however, that Borrower shall have the right to contest the amount, validity and/or applicability of any of the foregoing in strict accordance with the terms of the Deed of Trust.

Borrower shall also pay all reasonable costs and expenses of Agent (and, during periods when a default exists, the Lenders) and Borrower in connection with the Property, the collateral for the Loans, the preparation and review of the Loan Documents and the making, closing, administration and repayment of the Loan, and, reasonable costs incurred in connection with any transfer of the Loan, including, but not limited to, the reasonable fees of Agent's attorneys (which, at times when no default exists, shall be limited to reasonable attorneys' fees), fees of the Inspecting Architect, appraisal fees, environmental fees, survey and title search fees, title insurance costs, disbursement expenses, and all other costs and expenses payable to third parties incurred by Agent (and, during periods when a default exists, the Lenders), or Borrower in connection with the Loan. Such costs and expenses shall be so paid by Borrower whether or not the Loan is fully advanced or disbursed. Notwithstanding the foregoing, Borrower shall not be liable for payment of the costs and expenses of Agent and Lender under this paragraph in excess of $450,000.00; provided, however, the foregoing limitation shall not apply to reasonable costs and expenses of Agent and Lender during periods when a default exists, in collecting the Notes or in connection with litigation arising from or related in any way to the Loans or the Loan Documents. Fees payable under the Fee Letter are not included in fees and expenses payable under the paragraph nor subject to the foregoing limitation.

5.5 Using Construction Proceeds. Borrower shall use the Construction Proceeds disbursed to Borrower solely to pay, or to reimburse Borrower for paying, costs and expenses shown on the Sworn Construction Cost Statement approved by Agent and incurred by Borrower in connection with the acquisition and development of the Land, the construction of the Improvements on the Land and the equipping of the Improvements, together with other expenses set forth on the Sworn Construction Cost Statement approved by Agent and such incidental costs and expenses relating thereto as may be approved from time to time in writing by Agent. Borrower shall take all reasonable steps necessary to assure similar use of Construction Proceeds by its contractors and subcontractors.

5.6 Keeping of Records. Borrower shall set up and maintain accurate and complete books, accounts and records pertaining to the Property in a manner reasonably acceptable to Agent. Borrower will permit representatives of Agent, the Inspecting Architect and the Title Company to have free access to and to inspect and copy all books, records and contracts of Borrower at Borrower’s offices during normal business hours and upon reasonable prior notice. Any such inspection by Agent and/or the Inspecting Architect shall be for the sole benefit and protection of Agent and the Lenders, and Agent shall have no obligation to disclose the results thereof to Borrower or to any third party. Borrower shall maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Borrower or each Subsidiary, as the case may be.

5.7 Compliance with Environmental Laws. Borrower shall (a) comply, and take all reasonable actions to cause any lessees and other Persons operating or occupying its properties or facilities to comply with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations, properties and facilities; and (c) in each case to the extent required by applicable Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any response or other corrective action necessary to investigate, remove and clean up all Hazardous Materials at, on, under, or emanating from any of its properties and facilities, in accordance with the requirements of all applicable Environmental Laws.

5.8 Providing Financial Information. Borrower shall furnish such financial information concerning Borrower, any Guarantor and the Property as Agent may reasonably request, and shall furnish to Agent (a) evidence of payment of real estate taxes assessed against the Property on or before each due date thereof during the term of the Loans, (b) quarterly financial statements, including balance sheets and statements of income, retained earnings and cash flow, within forty-five (45) days of the end of each fiscal quarter and (c) annual audited consolidated financial statements within ninety (90) days of the end of each fiscal year of Borrower, including balance sheets, statements of income, retained earnings and cash flow and supporting schedules reasonably requested by Agent, with an unqualified opinion from a recognized independent accounting firm reasonably acceptable to Agent. All such financial statements shall be in reasonable detail, shall be prepared in accordance with GAAP and shall be certified by the party to which they apply as true, correct and complete in all material respects.

Concurrently with delivery of the quarterly and annual financial statements required above, Borrower shall deliver to Agent a certificate substantially in the form of Exhibit I attached hereto (the “Compliance Certificate”), executed by an authorized financial officer of Borrower setting forth (i) the information and computations (in sufficient detail) to establish compliance with all financial covenants at the end of the period covered by the financial statements then being delivered to the Bank, and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement applicable to the party and, if any such default exists, specifying the nature thereof and the action the party is taking and proposes to take with respect thereto.

5.9 Maintaining Insurance Coverage. Borrower shall, at all times maintain the insurance required pursuant to Exhibit F attached hereto.

5.10 Complying with Other Documents. Borrower shall comply with and perform in all material respects its agreements and obligations under all other material contracts and agreements to which Borrower is a party relating to the ownership, occupancy, use, development, construction or management of the Property, and shall comply with all requests by Agent which are consistent with the terms thereof.

5.11 Compliance with Laws. Borrower will comply and, to the extent it is able, will cause others to comply with all laws and requirements of governmental authorities having jurisdiction over the processing, approving and recording of any subdivision map, the Land or construction or sale of the Improvements (or any of them) and will furnish Agent with reports of any official searches for violation of any requirements established by such governmental authorities. Borrower will comply and, to the extent it is able, will cause others to comply with all restrictive covenants and all obligations created by private contracts and leases which affect ownership, construction, equipping, fixturing, use, occupancy, sale or leasing of the Property (or any portion thereof). The Property and the use thereof shall be in material compliance with all permits and approvals issued by governmental agencies with respect to the Property, applicable building, zoning and use laws, requirements, regulations and ordinances and such completion and sale will not violate any restrictions of record against the Property. Borrower will deliver to Agent, promptly after receipt thereof, copies of all permits and approvals received from governmental authorities relating to the use, construction, or sale of the Improvements.

5.12 Financial Covenants. Borrower shall comply with the following financing covenants:

(a) Cash Flow Leverage Ratio. Borrower shall maintain a Cash Flow Leverage Ratio as of the end of each fiscal quarter for the four (4) fiscal quarters then ended of at least 3.25:1.0. "Cash Flow Leverage Ratio" means the ratio of Funded Debt to EBITDA. “Funded Debt” means indebtedness for borrowed money, for capitalized leases and for other liabilities evidenced by promissory notes or other instruments. “EBITDA” means net income, plus interest expense, plus income tax expense, plus depreciation expense plus amortization expense plus or minus any non-recurring losses or gains (to be determined in the Agent’s sole discretion). This ratio shall be calculated at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter.

(b) Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio as of the end of each fiscal quarter for the four (4) fiscal quarters then ended of at least 1.25 to 1.00. “Fixed Charge Coverage Ratio” shall mean (a) EBITDA plus rental or lease expense, minus cash taxes paid, cash dividends and share repurchases and Maintenance Capital Expenditures divided by (b) the sum of all mandatory principal payments on interest bearing debt, interest and rental or lease expense for the relevant period. “Maintenance Capital Expenditures” shall mean an amount equal to 3% of Net Revenue. "Net Revenue" shall mean total net revenues of Borrower. This ratio shall be calculated at the end of each fiscal quarter, using the results of the twelve-month period ending with that fiscal quarter.

(c) Working Capital Requirements. Borrower shall maintain at all times current assets in excess of current liabilities of at least Seven Million Five Hundred Thousand Dollars ($7,500,000).

(d) Liquidity Requirements. Borrower shall maintain at all times a minimum of $2,250,000 in the Control Account.

5.13 Mandatory Pre-Payments Upon the Occurrence of Certain Events. Borrower shall immediately pay the Agent for application to accrued interest and payment of principal under the Term Loan, one hundred percent 100% of (i) the net cash proceeds (which shall mean the gross cash sales price less only reasonable transaction costs) from the sale of all property of Borrower other than (x) sales in the ordinary course of business and (y) sale of property pursuant to Borrower’s move to the Property and (ii) the cash proceeds of any indebtedness incurred by Borrower other than the Loans and permitted encumbrances pursuant to Section 5.15.

5.14 Mandatory Pre-Payments Upon the Occurrence of a Collateral Shortfall. Commencing with Borrower’s fiscal year ending October 31, 2009, from time to time for so long as a Collateral Shortfall exists, Borrower shall pay to Agent, concurrently with delivery of the Compliance Certificate which discloses the existence of a Collateral Shortfall, an amount equal to fifty percent 50% of Borrower’s Free Cash Flow for the fiscal year then ended (the “Cash Flow Payments”). The Cash Flow Payment shall be applied by Agent to accrued interest and payment of principal under the Term Loan. The Cash Flow Payment shall be accompanied by a calculation, certified by an officer of Borrower, of the payment being made. As used herein, a “Collateral Shortfall” will be deemed to exist when the outstanding principal balance, plus any accrued unpaid interest, under the Loans exceeds the Margined Collateral Value. “Margined Collateral Value” means an amount, calculated as of the fiscal year then ending, equal to the sum of (i) 80% of the total of Borrower’s accounts receivable, (ii) 50% of the net book value of Borrower’s finished inventory and raw materials, (iii) 75% of the net book value of all real property and improvements owned by Borrower, (iv) 100% of the cash held in the Control Account and (v) 50% of the book value of all other assets owned by Borrower, in each case as disclosed in Borrower’s most recent 10-K. “Free Cash Flow” means EBITDA as of the fiscal year then ended less the sum of (i) unfinanced capital expenditures, (ii) cash paid interest expenses, (iii) cash paid tax expenses, (iv) amortization on any indebtedness senior to the Obligations and (v) plus or minus the change in working capital since the end of the prior fiscal year.

Commencing with the Compliance Certificate to be delivered to Agent following the fiscal year ending October 31, 2009, the Compliance Certificate shall contain a calculation of the Margined Collateral Value as of such date and indicate whether a Collateral Shortfall exists.

5.15 Ownership of Personal Property; Dispositions. Borrower will be the sole owner of all property and assets acquired after the date hereof, other than leased assets free from any adverse lien, security interest or adverse claim of any kind whatsoever, except for security interests and liens in favor of Agent and other liens approved by Agent, in Agent's sole discretion. Without Agent’s prior written approval, in its reasonable discretion, Borrower shall not make any disposition of its property or assets or enter into any agreement to make any disposition, except:

(a) Dispositions of obsolete, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business and dispositions of property no longer used or useful in the conduct of the business of Borrower and the Subsidiaries;

(b) Dispositions of inventory, goods held for sale in the ordinary course of business and immaterial assets;

(c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are applied to the purchase price of such similar replacement property (which replacement property is actually promptly purchased); provided that to the extent the property being transferred constitutes Collateral under the Security Agreement, such replacement property shall be made subject to the lien of the Security Agreement;

5.16 Representations and Warranties. Until repayment of the Notes and all other obligations evidenced or secured by the Loan Documents, Borrower shall ensure that the representations and warranties of Article IV remain true and complete unless Agent has been notified otherwise in writing and has approved the content of such notice in writing in Agent’s sole discretion.

5.17 Trade Names. Borrower shall immediately notify Agent in writing of any change in the jurisdiction of organization or place of business of, or the change in the legal, trade or fictitious business names used by, Borrower or any Guarantor, and Agent is hereby authorized to file or record any additional financing statements, amendments and other certificates necessary to reflect any such changes.

5.18 Future Development. Except as contemplated by the Plans and this Agreement, Borrower shall not undertake any on-site construction, demolition or rehabilitation work on the Land without the prior written consent of Agent, which shall not be unreasonably withheld, conditioned or delayed.

5.19 Further Assurances. Borrower shall execute and deliver from time to time, promptly after any request therefore by Agent, any and all instruments, agreements and documents and shall take such other action as may be necessary or desirable in the opinion of Agent to maintain, perfect or insure Agent's security provided for herein and in the other Loan Documents, including the filing or recording of UCC continuation statements or amendments, the execution of such amendments to the Deed of Trust and the other Loan Documents and the delivery of such endorsements to the Title Company, all as Agent reasonably requires, and shall pay all reasonable fees and expenses (including reasonable attorneys' fees) related thereto or incurred by Agent in connection therewith.

5.20 Notice of Litigation, Etc. Promptly upon receiving notice thereof, Borrower will give, or cause to be given, prompt written notice to Agent of (a) any action or proceeding instituted by or against it or any Guarantor in any federal or state court or before any commission or other regulatory body, Federal, state or local, foreign or domestic; or (b) any such proceedings that are threatened in writing against it or any Guarantor which, if adversely determined, could reasonably be expected to have a material and adverse effect upon any of their businesses, operations, properties, assets, managements, natures of ownership or conditions (financial or otherwise) or which would constitute an event of default or a default beyond applicable cure periods under any other contract, instrument or agreement to which any of them is a party or by or to which any of them or any of their properties or assets may be bound or subject; or (c) any actions, proceedings or notices adversely affecting the Property (or any portion thereof) or Agent's interest therein or any zoning, building or other municipal officers, offices or departments having jurisdiction with respect to the Property or the leasing of it.

5.21 Maintenance of Existence. Borrower and each Guarantor shall maintain and preserve its respective existence and all rights and franchises material to its respective business except as otherwise approved by Agent in writing in its reasonable discretion.

5.22 Permits, Approvals and Entitlements. Before the scheduled commencement of the Improvements, Borrower shall satisfy all requirements (other than the payment of fees which are provided for in the budget) for obtaining all permits which are necessary for the construction of the Improvements in accordance with the Plans and in accordance with all applicable building, environmental, subdivision, land use and zoning laws, and shall make available to Agent for Agent's review all permits necessary to construct such Improvements and at Agent's request, shall deliver to Agent copies of all such permits. During construction of the Improvements, Borrower shall make available to Agent for Agent's review copies of all sign off cards relating to the Property and, at Agent's request, shall deliver copies of such sign off cards to Agent.

5.23 Affiliate Borrowings. During the term of the Loan, Borrower shall cause Guarantors to refrain from entering into any agreement pursuant to which Guarantors would be obligated as a guarantor or a surety of any indebtedness except trade debt in the ordinary course of business.

5.24 Operating Accounts. Within a reasonable time, Borrower shall maintain one or more of the Lenders as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts. Notwithstanding the foregoing, Borrower shall not be required to maintain its foreign country bank accounts with a Lender.

5.25 No Other Debt. Borrower shall incur no other indebtedness, whether secured or unsecured, other than Permitted Encumbrances and the Loan and trade debt incurred in the ordinary course of business; provided that the foregoing shall not be deemed to prohibit up to $1,000,000.00 in the aggregate owing under equipment leases for equipment to be used by Borrower in connection with its business; and provided further, however, that in no case may such leased equipment be incorporated into any improvements as part of the structure thereof or otherwise installed as part of such improvements in such a way that the removal thereof would result in material damage to any improvements.

5.26 Additional Guarantors and Obligations to Give Security. At the Borrower’s expense, within forty-five (45) days after the formation or acquisition of a Subsidiary that is a Restricted Subsidiary, Borrower shall take all action necessary or reasonably requested by the Agent to cause each such Restricted Subsidiary to execute and deliver to Agent a supplement to the Guaranty (as provided therein) guaranteeing the obligations of Borrower under the Loan Documents and cause each such Restricted Subsidiary to duly execute and deliver to the Agent a supplement to the Security Agreement (as provided therein) as additional security for the obligations of Borrower under the Loan Documents.

5.27 Dividends and Distributions. Not to declare or pay any dividends (except dividends paid in capital stock), redemptions of stock, distributions and withdrawals (as applicable) to its owners other than the stock repurchase program publicly announced by Borrower on September 4, 2007.

5.28 Leasehold Deeds of Trust. Subject to the consents of the landlords of such leased properties, which Borrower shall use best efforts to obtain, within thirty (30) days after the Closing Date Borrower shall, at Agent’s election, in its sole discretion, either (i) cause to be executed and recorded in the appropriate real property records leasehold deeds of trust or mortgages, as applicable, in form and substance reasonably acceptable to Agent, encumbering Borrower’s leasehold interests in its leased property located in Billings, Montana and South Meadows Business Park, Reno, Nevada as security for the Obligations or (ii) landlord waivers and consents in a commercial reasonable form. Borrower shall further cause be issued to Agent, at Borrower’s expense, lender’s policies of title insurance, in form and substance, and in such amounts, reasonably acceptable to Agent, insuring Agent’s interest under such deeds of trust/mortgages.

5.29 Change in Nature of Business. Without the prior written approval of Agent, which shall not be unreasonably withheld, conditioned or delayed, Borrower shall not engage in any material line of business substantially different from those lines of business conducted by Borrower and the Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto or constituting a reasonable extension thereof.

5.30 Maintenance of Properties. Borrower shall maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted and consistent with past practice.

5.31 Accounting Changes. Borrower shall not make any change in fiscal year except to, upon written notice to the Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Agent, in which case, Borrower and Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

5.32 Inspection Rights. Borrower shall permit representatives and independent contractors of Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of Borrower or a Subsidiary) and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to customary access agreements), all at the reasonable expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only Agent on behalf of the Lenders may exercise rights of the Agent and the Lenders under this Section 5.33 and Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default.

5.33 Fundamental Changes. Without the approval of the Lenders, Borrower shall not merge, dissolve, liquidate, or consolidate with or into another Person.

VI. DEFAULTS

6.1 Events of Default. Any of the following events shall constitute an Event of Default under this Agreement:

(a) Borrower shall default in the payment of principal due according to the terms of any Note.

(b) Borrower shall default in the payment of interest on advances made by Agent or Lenders, or in the payment of fees or other amounts payable to Agent or Lenders, hereunder, under any Note or under any of the other Loan Documents for a period of five (5) Business Days after the same is due.

(c) Borrower shall fail to perform or observe any obligation or covenant (other than those obligations and covenants described in subparagraphs (a) and (b), above, or otherwise set forth in subparagraphs (d) through (l), below, of this Section 6.1) under this Agreement or any other Loan Document within twenty (20) days after receipt of written notice that such obligation was not performed; provided that, if cure cannot reasonably be effected within such 20-day period, such failure shall not be an event of default hereunder so long as Borrower promptly (in any event, within ten (10) days after receipt of such notice) commences cure, and thereafter diligently (in any event, within forty-five (45) days after receipt of such notice, subject to Excusable Delay) prosecutes such cure to completion; and provided further, however, that notwithstanding the 20-day cure period or extended cure period described above in this subparagraph (c), if a different notice or cure period is specified under any Loan Document or under any provision of the Loan Documents as to any such failure or breach, the specific Loan Document or provision shall control, and Borrower shall have no more time to cure the failure or breach than is allowed under the specific Loan Document or provision as to such failure or breach.

(d) Any representation or warranty made by Borrower in this Agreement, in any of the other Loan Documents, or in any certificate or document furnished under the terms of this Agreement or in connection with the Loans, shall be untrue or incomplete in any material respect.

(e) Borrower shall be in default under the terms of any of the other Loan Documents beyond any applicable cure period specified therein, and such default shall not be waived by Agent, or an Event of Default shall exist under the terms of any such instrument.

(f) Subject to Excusable Delay, work on the Property shall be substantially abandoned, or shall, by reason of Borrower's fault, be delayed or discontinued (after work is required to have commenced hereunder) for a period of fifteen (15) consecutive days (or an aggregate of twenty (20) days in any thirty (30) day period), or construction shall be delayed for any reason whatsoever to the extent that Completion cannot, in the reasonable judgment of Agent, be accomplished prior to the Completion Date.

(g) Borrower or any Guarantor shall apply for, consent to or permit the appointment of a receiver, custodian, trustee or liquidator for it or any of its property or assets; or shall fail to, or admit in writing its inability to, pay its debts as they mature; or shall make a general assignment for the benefit of creditors or shall be adjudicated bankrupt or insolvent; or shall take other similar action for the benefit or protection of its creditors; or shall give notice to any governmental body of insolvency or pending insolvency or suspension of operations; or shall file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors, or to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, rearrangement, dissolution, liquidation or other similar debtor relief law or statute; or shall file an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or statute; or shall be dissolved, liquidated, terminated or merged; or shall effect a plan or other arrangement with creditors; or a trustee, receiver, liquidator or custodian shall be appointed for it or for any of its property or assets and shall not be discharged within ninety (90) days after the date of his appointment; or a petition in involuntary bankruptcy or similar proceedings is filed against it and is not dismissed within ninety (90) days after the date of its filing.

(h) Agent determines that the remaining undisbursed Construction Proceeds are insufficient to fully pay all of the then unpaid costs of the Property and estimated expenses of Completion and Borrower fails to immediately deposit with Agent, within three (3) Business Days of demand, sufficient funds to permit Agent to pay said excess costs as the same become payable.

(i) Any of the Guaranty or the Environmental Indemnity, at any time and for any reason ceases to be in full force and effect, or any Guarantor or indemnitor contests or denies the validity or enforceability of the Guaranty or the Environmental Indemnity, or gives notice to Agent to such effect, or otherwise attempts to revoke or repudiate any of the foregoing as to any existing or future obligations.

(j) Borrower shall fail to maintain insurance as required by this Agreement or shall fail to furnish to Agent proof of payment of all premiums for such insurance.

(k) A transfer, encumbrance, lien, change of ownership or other action or occurrence prohibited by Deed of Trust shall occur.

(l) Any material adverse change not approved by Lenders in their reasonable discretion shall have occurred in the financial condition or in the assets or liabilities of Borrower or Guarantor from those set forth in the latest financial statements for each furnished to Agent prior to the Closing Date.

6.2 Rights and Remedies. Upon the occurrence of an Event of Default, unless such Event of Default is subsequently waived in writing by Agent, Agent shall be entitled, at the option of Agent, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:

(a) Agent may make one (1) or more further disbursements of Construction Proceeds, without liability to make any subsequent advances thereof.

(b) Lenders may suspend their obligation to make L/C Advances under this Agreement, with written notice to Borrower.

(c) Lenders may terminate their obligation to make advances under this Agreement, and Agent may declare the entire unpaid principal balance of the advances made under this Agreement to be immediately due and payable, together with accrued and unpaid interest on such advances, with written notice to Borrower.

(d) Agent may exercise any or all remedies specified herein and in the other Loan Documents, including (without limiting the generality of the foregoing) the right to foreclose the Deed of Trust, and/or any other remedies which it may have therefor at law, in equity or under statute.

(e) Agent may cure the Event of Default on behalf of Borrower, and, in doing so, may enter upon the Property, and may expend such sums as it may deem desirable, including reasonable attorneys' fees, all of which shall be deemed to be advances hereunder, even though causing the Loan to exceed the face amount of the Note, shall bear interest at the Default Rate and shall be payable by Borrower on demand.

6.3 Completion of Improvements by Agent. In addition, in case of the occurrence of an Event of Default specified in Section 6.1(f) hereof, or any Event of Default caused by, or which results in, Borrower's failure, for any reason, other than Excusable Delay, to continue with construction of the Improvements on the Property as required by this Agreement, then Agent may (but shall not be obligated to), in addition to, or in concert with, the other remedies referred to above, take over and complete construction of the Improvements in accordance with the Plans, with such changes therein as Agent may, in its discretion, deem appropriate, all at the risk, cost and expense of Borrower. Agent may assume or reject any contracts entered into by Borrower in connection with the Property, subject to the terms thereof, may enter into additional or different contracts for work, services, labor and materials required, in the judgment of Agent, to complete the Property, and may pay, compromise and settle all claims in connection with the Property. All sums, including reasonable attorneys' fees, and reasonable charges or fees for supervision and inspection of the construction and for any other necessary or desirable purpose in the discretion of Agent expended by Agent and/or the Lenders in completing or attempting to complete the Property (whether aggregating more, or less, than the face amount of the Note), shall be deemed advances made by the Lenders to Borrower hereunder, and Borrower shall be liable to Agent on behalf of the Lenders, on demand, for the repayment of such sums, together with interest on such sums from the date of their expenditure at the rates provided herein. Agent may, in its discretion, at any time abandon work on the Property, after having commenced such work, and may recommence such work at any time, it being understood that nothing in this Section shall impose any obligation on Agent or any Lender either to complete or not to complete the Property. For the purpose of carrying out the provisions of this Section, Borrower irrevocably appoints Agent its attorney in fact, with full power of substitution, to execute and deliver all such documents, to pay and receive such funds, and to take such action as may be necessary, in the judgment of Agent, to complete the Property. This power of attorney is coupled with an interest and is irrevocable. Agent, however, shall have no obligation to undertake any of the foregoing, and, if Agent does undertake any of the same, neither Agent nor the Lenders shall have any liability for the adequacy, sufficiency or completion thereof.

VII. MISCELLANEOUS

7.1 Binding Effect; Waivers; Cumulative Rights and Remedies. The provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, legal representatives, successors and assigns; provided, however, that neither this Agreement nor the proceeds of the Loan may be assigned by Borrower voluntarily, by operation of law or otherwise, without the prior written consent of Agent. No delay on the part of Agent in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder constitute such a waiver or exhaust the same, all of which shall be continuing. The rights and remedies of Agent specified in this Agreement shall be in addition to, and not exclusive of, any other rights and remedies which Agent would otherwise have at law, in equity or by statute, and all such rights and remedies, together with Agent's rights and remedies under the other Loan Documents, are cumulative and may be exercised individually, concurrently, successively and in any order.

7.2 Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the advances by the Lenders, and the execution of the other Loan Documents, and shall continue until Agent on behalf of the Lenders receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.

7.3 Governing Law; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the laws of the State of Nevada in all respects. Borrower hereby waives any right to a trial by jury in any action relating to the Loan and/or the Loan Documents.

7.4 Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single Agreement.

7.5 Notices. Any notice required or permitted to be given by either party hereto to the other under the terms of this Agreement, or documents related hereto, shall be deemed to have been given on the date the same is deposited in the United States Mail, registered or certified, return receipt requested, postage prepaid, addressed to the party to which the notice is to be given at the address set forth opposite its name below, or at any other address specified in a notice given by such party to the other not less than ten (10) days prior to the effective date of the address change.

If to Borrower:	Until Completion:

Gametech International, Inc.
900 Sandhill Road
Reno, Nevada 89521

Attention: General Counsel

With a copy to:

Jones Vargas
Attention: Elizabeth Fielder
Redacted

Following Completion:

GameTech International, Inc.
8850 Double Diamond Road
Reno, Nevada 89521

Attention: General Counsel

If to Agent:	U.S. Bank National Association
Commercial Banking -Reno
One East Liberty – Mezzanine
Reno, Nevada 89501

Attention: Redacted

7.6 Agent's Sign. Agent may, if it so desires, place a sign of reasonable size on the Land, indicating that Agent and the Lenders are providing financing for the Property, and/or may otherwise publicize its involvement with the Property, including, but not limited to, issuing press releases, subject to Borrower’s approval, which shall not be unreasonably withheld, conditioned or delayed.

7.7 No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Agent's and the Lenders' interest hereunder, unless such third party is an express assignee of all or a portion of the interest of Agent and/or any Lender hereunder.

7.8 Time of the Essence. Time is of the essence hereof with respect to the dates, terms and conditions of this Agreement.

7.9 Entire Agreement; No Oral Modifications. This Agreement, the other Loan Documents and the other documents mentioned herein set forth the entire agreement of the parties with respect to the Loan and supersede all prior written or oral understandings and agreements with respect thereto. No modification or waiver of any provision of this Agreement shall be effective unless set forth in writing and signed by the parties hereto.

7.10 Captions. The headings or captions of the Articles and Sections set forth herein are for convenience only, are not a part of this Agreement and are not to be considered in interpreting this Agreement.

7.11 Joint and Several Liability. If Borrower consists of more than one (1) individual and/or entity, each of said individuals and/or entities shall be jointly and severally liable for each covenant, agreement, representation and warranty of Borrower hereunder.

7.12 Borrower's Relationship with Agent and the Lenders. The relationship between Borrower, Agent and the Lenders created hereby and by the other Loan Documents shall be that of a borrower and a lender only, and in no event shall Agent and/or the Lenders be deemed to be a partner of, or a joint venturer with, Borrower.

7.13 Swap Transactions. Borrower may enter into one or more Swap Transactions and Swap Contracts with the Swap Counterparty on terms that are acceptable to Swap Counterparty in its sole discretion for the purpose of hedging and protecting against interest rate fluctuation risks with respect to the Loan. Upon the respective Maturity Date, or such earlier date that the a Loan becomes due by reason of an event of default, or otherwise, Agent may direct that all existing Swap Contracts be broken and discontinued, and any and all breakage fees, discontinuance fees and any other similar fees and costs with respect to such Swap Contracts shall become immediately due and payable by Borrower. Unless otherwise specifically agreed in writing by Borrower, Agent and Swap Counterparty, Borrower's obligations (including any payment obligations) with respect to any such Swap Contracts provided by or entered into with Swap Counterparty with respect to the Loan shall be secured by the Deed of Trust and all other collateral for the Loan, and any default by Borrower (after the expiration of any applicable notice and cure period) under any such Swap Contracts shall, at the discretion of the Agent, constitute an Event of Default under this Agreement. As additional security for the obligations of Borrower under the Loan Documents, Borrower hereby transfers, assigns, and conveys to Agent and grants to Agent a security interest in, subject to the terms and conditions contained herein, all of Borrower's rights, titles and interests, but not its obligations, duties or liabilities for any breach, in, under and to the Swap Contract and each Swap Transaction, any and all amounts received by Borrower in connection therewith or to which Borrower is entitled thereunder, and all proceeds of the foregoing. At Agent's option, all amounts payable to Borrower under the Swap Contract shall be paid to Agent and shall be applied to pay interest or other amounts under the Loan. Borrower acknowledges and agrees that, notwithstanding the terms of the Swap Contract, Borrower shall not modify or terminate the Swap Contract without the prior written consent of Agent.

Additionally, Agent shall have the right at any time (but shall have no obligation) to take in its name or in the name of Borrower (or its Affiliate) such action as Agent may at any time reasonable determine to be necessary or advisable to cure any default under any Swap Contract or to protect the rights of Borrower (or its Affiliate) or Swap Counterparty thereunder; provided, however, that before the occurrence of an Event of Default, Agent shall give prior written notice to Borrower before taking any such action. For this purpose, Borrower hereby constitutes Agent its true and lawful attorney-in-fact with full power of substitution, which power of attorney is coupled with an interest and irrevocable by Borrower in any manner, or for any reason, to exercise, at the election of Agent, any and all rights and remedies of Borrower (or its Affiliate) under the Swap Contract, including making any payments thereunder and consummating any transactions contemplated thereby, and to take any action that Agent may deem proper in order to collect, assert or enforce any claim, right or title, in and to the Swap Contract hereby assigned and conveyed, from time to time to institute and prosecute in the name and at the expense of Borrower, or otherwise, but for the benefit of Agent, any and all proceedings at law, in equity, or otherwise, that Agent may deem proper in order to collect, assert or enforce any claim, right or title, of any kind, in and to the Swap Contract hereby assigned and conveyed, or intended so to be, and to defend and compromise, at the election of Agent, any and all actions, suits or proceedings with respect to the Swap Contract, and generally to do all and any such action in relation thereto as Agent shall deem advisable. Agent shall not incur any liability if any action so taken by Agent or on its behalf shall prove to be inadequate or invalid. Borrower expressly understands and agrees that Agent is not hereby assuming any duties or obligations of Borrower (or its Affiliate) to make payments to Swap Counterparty under any Swap Contract or under any other Loan Document. Such payment duties and obligations remain the responsibility of Borrower (or its Affiliate) notwithstanding any language in this Agreement.

7.14 Automatic Deduction and Credit. So long as Agent is the sole Lender hereunder, at Agent's option, payments owed by Agent as Swap Counterparty under any Swap Contract may be credited against accrued interest and other payments owed by Borrower under the Loan. Agent will credit the applicable amounts on the dates the foregoing payments become due; provided, however, that if a due date does not fall on a Business Day, Agent will credit the applicable amounts on the first Business Day following such due date.

7.15 USA PATRIOT Act. Each Lender and Agent hereby notifies each of Borrower and each Guarantor that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each of borrower and each Guarantor, which information includes the name, address and tax identification number of Borrower and each Guarantor and other information that will allow such Lender or Agent, as applicable, to identify Borrower and each Guarantor in accordance with the USA PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and Agent.

VIII. AGENCY PROVISIONS

8.1 Agency.

(a) Appointment and Authorization. Each Lender hereby appoints and authorizes Agent to act as sole administrative agent under this Agreement and the other Loan Documents, authorizes and directs Agent to enter into the Loan Documents other than this Agreement for the benefit of the Lenders, and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and the Loan Documents and to exercise such powers as are set forth herein or therein, together with such other powers as are reasonably incidental thereto. In furtherance thereof, Lenders hereby ratify the execution and delivery by Agent of this Agreement, the acceptance by Agent of all of the other Loan Documents and the terms and conditions of the Loan Documents. The Agent hereby accepts such appointment as administrative agent. Agent shall exercise all rights and powers of Agent under this Agreement, including the administration of the Loan and disbursement of Advances, except as otherwise expressly provided in this Agreement. The Borrower, without further inquiry or investigation, shall, and is hereby authorized by the Lenders to, assume that all actions taken by the Agent hereunder and in connection with or under the Loan Documents are duly authorized by the Lenders.

(b) Non Liability of Agent and Indemnity.

(1) Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. Agent shall administer the Loan in accordance with the terms and conditions of this Agreement in the same manner as it customarily does for similar loans for its own account. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any Loan Document except as expressly set forth herein or therein. Neither Agent nor any of its respective directors, officers, agents or employees shall be liable to any Lender for any action taken or not taken by them under or in connection with this Agreement or under any of the other Loan Documents. In this regard, Agent may consult with independent legal counsel, accountants and other professionals or experts selected by it, and shall not be liable for any action taken or not taken by it or them in good faith in accordance with the advice of such legal counsel, accountants or other professionals or experts. In the absence of gross negligence or willful misconduct, Agent shall not be liable for any apportionment or distribution of payments made by it in good faith pursuant to the terms of this Agreement, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any person to whom payment was due, but not made, shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

(2) In the event the Agent is not reimbursed and indemnified by the Borrower, within ten (10) Business Days of demand therefor by Agent, each Lender will reimburse and indemnify the Agent, and its directors, officers, agents and employees, in proportion to its respective Commitment Percentage of the Loans (or commitment), for and against any claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent, or its directors, officers, agents, or employees in performing its duties hereunder or under any Loan Document. The obligations of the Lenders under this Section 8.1(b) shall survive the payment in full of all obligations of Borrower and the termination of this Agreement.

8.2 Resignation of Agent; Removal.

(a) U.S. Bank or any successor agent may resign as Agent at any time by written notice delivered to the Borrower and the Lenders. Such resignation shall be effective upon the earlier to occur of thirty (30) days following such notice or a successor's acceptance of appointment as the Agent. In addition, in the event of Agent's gross negligence or willful misconduct, Agent may be removed pursuant to the unanimous approval of all Lenders by giving thirty (30) days prior written notice to Agent and Borrower; provided, however, for purposes of calculating such unanimous approval in this context, Agent shall be deemed a Defaulting Lender and its Commitment Percentage shall therefore be disregarded and excluded for voting purposes only.

(b) In the case of any of the events described in Section 8.2(a), (1) the Majority Lenders shall appoint a successor Agent from among the Lenders so long as such successor meets the requirements described in Sections 8.9(a)(2) and 8.9(a)(3) hereof, provided, however, that the resigning Agent shall be entitled to appoint a successor agent who meets the requirements of Sections 8.9(a)(2) and 8.9(a)(3) as Agent, if the Majority Lenders have not appointed a successor within thirty (30) days after the date the resigning Agent gave notice of resignation; (2) upon a successor's acceptance of appointment (and assumption of the Agent's obligations hereunder arising after the date of such appointment), the successor will thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent; (3) upon the effectiveness of any resignation or removal, the resigning or removed Agent will thereupon be discharged from the duties and obligations of Agent which thereafter arise under this Agreement; and (4) any resigning Agent shall have the benefit of any indemnities provided in the Loan Documents and this Agreement.

8.3 Administration.

(a) Expenses. Each Lender shall reimburse the Agent for its Commitment Percentage of any expenses with respect to the administration, enforcement or collection of the Loan which are not reimbursed by the Borrower pursuant to and within the period required by the Loan Documents, or if not specified in the Loan Documents, on the date of demand therefor made by the Agent. The Agent shall have the right, but not the obligation, to incur such expenditures prior to reimbursement therefor by the Lenders.

(b) Documents; Information; Inspection. Except for the Loan Documents sent for filing or recording (which are not returned following recording), Agent shall hold and maintain a duplicate set of all original Loan Documents. The Agent shall promptly deliver to each Lender a copy or counterpart of execution copy of each Loan Document. Upon the request of any Lender, the Agent shall promptly forward to each Lender a copy of each financial statement of Borrower or other financial statement for the Property received from Borrower. Upon request of any Lender, the Agent shall promptly forward to such Lender each financial statement of Borrower and Guarantor received by Agent. The Lenders may, upon reasonable prior notice and during the Agent's normal business hours, inspect and make copies of such books and records of Agent that relate to this Loan.

8.4 Actions by Agent; Required Consents.

(a) Except as specified below, Agent shall exercise its sole discretion to act or not to act under the Loan Documents. Such discretion may be exercised with respect to the granting of approvals, consents, and modifications under the Loan Documents and with respect to the exercise or refraining from exercise of rights under the Loan Documents.

(b) Notwithstanding Section 8.4(a), the following matters shall require the prior consent of all of the Lenders:

(1) any reduction (other than by operation of the Loan Documents) in the interest rate under the Loans;

(2) any reduction in the amount of any payment of any fees payable to Lenders;

(3) any change (other than by operation of the Loan Documents) in the Maturity Date of a Loan or in the conditions for any extension of the Maturity Date;

(4) any release, termination, modification or amendment of the Guaranties or any indemnity provided in the Loan Documents or the release of any material collateral given as security for the Loans; provided, however, Agent may consent to the designation of a Subsidiary as an Unrestricted Subsidiary or to the release of a Guarantor provided Agent shall have determined, in its reasonable discretion, that such designation or release does not have a material adverse effect on the Loans or Borrower’s ability to perform its obligations under the Loan Documents;

(5) any forgiveness of principal, interest or other amounts payable under the Loan (other than late fees) or any extension of time for payment of principal or interest;

(6) any increase in the Committed Amount;

(7) any amendment to this Section 8.4(b).

(c) Notwithstanding Section 8.4(a) or Section 8.4(b), the prior consent of the Majority Lenders shall be required for the acceleration of any indebtedness under the Loan Documents, or the pursuit of remedies against the Borrower or Guarantor; provided, however, if the Majority Lenders cannot agree on a course of action within thirty (30) days following notice from Agent, Agent may, without the consent of the Majority Lenders, accelerate the Loans and exercise any and all rights and remedies under the Loan Documents and applicable law (and in equity) that Agent in its sole discretion deems appropriate and in the best interests of the Lenders.

(d) In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Loan shall have occurred, the Agent shall, if (1) so requested by the Majority Lenders and (2) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of this Agreement and the other Loan Documents and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of enforcement of the Lenders' rights against the Borrower and the Guarantor under this Agreement and the other Loan Documents. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such enforcement, the Lenders (including any Lender which is not one of the Majority Lenders so directing the Agent in writing) hereby agreeing to ratably and severally indemnify and hold the Agent harmless from all liabilities and expenses incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent's compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction. Lenders also agree, ratably and severally, to indemnify and hold the Agent harmless from all liabilities and expenses incurred in respect of all actions taken or omitted to be taken under Section 8.4(c) above should the Majority Lenders not be able to agree upon a course of action within the time period specified therein, and Agent exercises any and all rights and remedies under the Loan Documents and applicable law (or in equity) that Agent in its sole discretion deems appropriate and in the best interests of the Lenders under the circumstances.

8.5 Payments.

(a) Interest Rates and Disbursement Matters. Lenders and Agent specifically agree to the following operational and administrative procedures as between themselves:

(1) Agent shall notify each Lender by telephone or facsimile of the LIBOR Rate (as defined in the applicable Note) two (2) Business Days prior to the date on which the LIBOR Rate shall be effective. Agent shall notify each Lender by telephone or facsimile of its Commitment Percentage of a proposed advance of the Loan and the date of such disbursement two (2) Business Days prior to such disbursement with respect to disbursements which are to bear interest at the LIBOR Rate, such notice to be delivered by facsimile. Each Lender shall deposit by wire transfer of immediately available funds to Agent's account as specified on Exhibit G hereto the amount of such Commitment Percentage no later than 10:00 a.m. (Nevada time) on the date of such disbursement.

Unless Agent shall have been notified by any Lender not later than the close of business (Nevada time) on the Business Day immediately preceding the date for funding in respect of any advance that such Lender does not intend to make available to Agent such Lender's Commitment Percentage of such advance, Agent may assume that such Lender has made such amount available to Agent. In any case where a Lender does not for any reason make available to Agent such Lender's Commitment Percentage of such advance, Agent, in its sole discretion, may, but shall not be obligated to, fund to Borrower such Lender's Commitment Percentage of such advance. If the amount so funded by Agent is not in fact made available to Agent by the responsible Lender, then such Lender hereby assigns to Agent any payments received by Agent from Borrower in repayment of such amount, together with interest thereon at the rate applicable to such advance.

(2) If any Lender fails to deliver funds to Agent for a disbursement by the time required by subsection (1) above, such Lender shall pay to Agent interest on such funds (x) at the Federal Funds Rate, for each day (or portion thereof) until such funds are delivered. Any interest paid pursuant to this section shall be divided among the Lenders which funded the applicable disbursement.

(3) Agent shall wire transfer to each Lender at such Lender's account as designated on Exhibit G hereto (or otherwise specified by each Lender) its Commitment Percentage of any payments (to the extent payable pursuant to Section 8.5(b)) within one (1) Business Day of Agent's receipt of such payment. Agent shall pay to the Lenders interest thereon, at the Federal Funds Rate from the Business Day following receipt of such funds by Agent until such fund are paid in immediately available funds to the Lender.

(4) Any Lender desiring to make a claim for costs or taxes payable by Borrower shall deliver a certificate to Agent setting forth the basis and calculation thereof and the Agent shall forward such certificate to the Borrower. Except as provided in the Loan Documents, each Lender shall be responsible for any taxes payable in respect of amounts paid hereunder. All payments made by Agent to Lenders shall be made without withholding for taxes, charges, or levies, except as may be required by law. Each Lender shall on demand from Agent provide completed and signed copies of certificates required to show exemption of such Lender from United States withholding taxes.

(b) Application of Recoveries. Except to the extent otherwise provided in Section 8.7 hereof, all payments made and actually received by the Agent in respect of the Loan (from any person or source) shall be applied in the following order of priority:

(1) to the reimbursement of any costs incurred by the Agent to administer, enforce, collect or deal with the Loans (including payments made pursuant to Sections 8.5(a)(2) and (3) hereof (or to reimbursement of the Lenders to the extent such costs have been paid by the Lenders);

(2) to the repayment of any Protective Advances (to the extent not paid pursuant to clause (1) above);

(3) to the payment of all interest (including interest calculated at the Default Rate) due and payable on each Note;

(4) to the payment of fees payable under the Loan Documents;

(5) to the payment of any Interest Rate SWAP liabilities; and

(6) to the payment of principal of each Note.

(c) Excess Payments. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off or otherwise) on account of its interest in the Loans in excess of its Commitment Percentage in the Loan, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise, as shall result in each Lender receiving in respect of the Note held by it its proportionate payment as contemplated by this Agreements; provided, however, that if all or any portion of such excess payment is thereafter recovered by the Borrower or other party entitled thereto through legal action or otherwise, each Lender shall reimburse the party returning such excess payment in an amount equal to such Lender's Commitment Percentage of the excess payment.

(d) Liability for Advances. If in the reasonable opinion of the Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in material liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction, provided that the Agent shall invest any such undistributed amounts in overnight obligations on behalf of the Lenders and interest thereon shall be paid pro rata to the Lenders in accordance with their respective Commitment Percentages. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

8.6 Management of Acquired Collateral. If, following any Event of Default, Agent acquires title to the Property by foreclosure under the Deed of Trust (or by deed in lieu of such foreclosure) or Agent realizes upon any other collateral for the Loan, Agent shall hold title to such collateral in its own name as Agent for the Lenders to the extent of their Commitment Percentages. Each Lender hereby irrevocably waives any right to seek a partition of any interests in the Property. Agent shall have the sole and exclusive right to make (or to refrain from making) all decisions with respect to, and to perform (or refrain from performing) all actions with respect to, the leasing, encumbering, use, operation, maintenance, improvement, repair and restoration of the Property (and any Improvements located thereon) or disposition of any other collateral; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, Agent shall not, without the prior written consent of the Majority Lenders, (a) sell (or lease as a whole) the Property or encumber the Property with a mortgage, deed of trust or similar instrument securing indebtedness for borrowed money, or (b) make any single expenditure with respect to the Property in an amount in excess of $500,000 (exclusive of taxes and assessments, insurance premiums, utility charges and expenditures required to comply with applicable laws), (c) make any material repairs, restorations and/or improvements to the Property (except to the extent required by applicable Governmental Requirements) or (d) dispose of any other collateral. Subject to the foregoing, each Lender, pro rata in accordance with its Commitment Percentage, shall reimburse Agent, on demand, for all costs and expenses incurred by Agent in connection with the sale, lease, encumbering, use, operation, maintenance, improvement, repair and restoration of the Property (including all costs and expenses incurred by Agent to pay taxes and assessments, utility charges, insurance premiums, common area maintenance charges, leasing commissions, tenant improvement costs, repair costs and restoration costs). The indemnity provisions contained in Section 8.1(b) above, shall apply equally to actions (and omissions) by Agent with respect to the Property so acquired by Agent. Each Lender shall participate pro rata in accordance with their respective Commitment Percentage in all income, expenses, profits and losses of the Property.

8.7 Defaulting Lender.

(a) Defaults. If for any reason any Lender becomes a Defaulting Lender, then in addition to the rights and remedies that may be available to the Agent and the other Lenders at law and in equity, such Defaulting Lender's right to participate in the administration of the Loan and the Loan Documents, including, without limitation, any rights to consent to or direct any action or inaction of the Agent, shall be suspended during the pendency of such failure or refusal. Borrower acknowledges and agrees that (1) the obligations of the Lenders under this Agreement are several, (2) no Lender is or will be obligated to lend Borrower more than the amount set forth in Exhibit I hereto (or the applicable Assignment and Assumption Agreement) for such Lender, nor to fund any part of any advance except upon fulfillment of all applicable conditions precedent provided herein and in the other Loan Documents, (3) except to the extent expressly provided in this Agreement, Borrower shall have no recourse or claim against a non defaulting Lender nor against Agent (so long as the same have otherwise complied with their obligations under this Agreement), for any deficiency or any liability, loss, damage or expense resulting from the default of a Defaulting Lender, and (4) the Commitment Percentage of the Committed Amount of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make an advance.

(b) Remedies. If for any reason the Defaulting Lender fails to make timely payment to any other party to this Agreement of any amount required to be paid to it hereunder, in addition to other rights and remedies which such other party may have under Section 8.7(a) or otherwise, such other party shall be entitled (1) to collect interest from the Defaulting Lender for the period from the date on which the payment was due until the date on which the payment is made for each day during such period at the Federal Funds Rate, (2) to withhold or set off, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Agreement, (3) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest, (4) to arrange for the purchase of the Commitment Percentage of the Defaulting Lender as provided in Section 8.7(d), and (5) to advance funds on behalf of the Defaulting Lender as provided in Section 8.7(e).

(c) Indemnity. The Defaulting Lender shall indemnify, defend, and hold Agent and each of the other Lenders harmless from and against any and all losses, damages, liabilities, and expense (including attorneys' fees) which they may sustain or incur by reason of or in consequence of the Defaulting Lender's failure or refusal to abide by the terms of this Agreement.

(d) Purchase Right. If a Lender becomes a Defaulting Lender, the other Lenders who are not Defaulting Lenders shall have the right, but not the obligation, in their sole discretion, to acquire (pro rata based on the Commitment Percentages of the Lenders exercising such right) all of such Defaulting Lender's right, title, and interest in and to the Loan. The purchase price shall be the principal and accrued interest allocable to the Defaulting Lender's Commitment Percentage of the Loan and shall be paid on the closing day of such purchase. On the date of closing of such purchase, the Defaulting Lender shall pay the Agent a processing fee of $5,000. The Defaulting Lender shall retain liability for all obligations in respect of the Loan and this Agreement arising prior to the date of transfer and shall execute and deliver such documents as may be reasonably necessary to effect such transfer.

(e) Default Loans. If a Lender becomes a Defaulting Lender, the other Lenders may (pro rata based on the Commitment Percentages of the Lenders exercising such right), but are not obligated to, make advances to the Agent in the aggregate amount that the Defaulting Lender is obligated to advance under this Agreement. Such advances shall be treated as loans made to the Defaulting Lender, shall bear interest at the Default Rate (payable on demand), shall be due and payable upon demand, and shall be paid prior to any payment being made to the Defaulting Lender.

(f) Cumulative Remedies and Survival. The exercise of the above remedies shall not reduce, diminish or liquidate the Defaulting Lender's obligation for the sharing of losses and reimbursement of costs, liabilities, and expenses under the Loan Documents and this Agreement. The obligations of the Defaulting Lender arising prior to any purchase pursuant to Section 8.7(d) shall survive any such purchase.

8.8 Representations, Warranties and Acknowledgments.

(a) Authorization, etc. Each Lender represents and warrants, as of the date hereof, as follows:

(1) Such Lender has all necessary corporate power and authority to own its interest in the Loan and the Loan Documents, and has all necessary corporate power and authority to perform its obligations with respect to this Agreement and the Loan Documents;

(2) The execution and delivery of this Agreement and all other instruments and documents executed and delivered in connection therewith by such Lender have been duly authorized by all requisite corporate action of such Lender; and

(3) No approval, authorization, order, license or consent of, or registration of filing with, any Governmental Authority or other person is required in connection with such Lender's execution and delivery of this Agreement by such Lender.

(b) Independent Decision. Each Lender agrees that it has, independently and without reliance upon any other party hereto, or upon the directors, officers, agents or employees of any other party hereto, but only in reliance upon information supplied to it by or on behalf of the Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement and the Loan Documents. Without limiting the foregoing, each Lender acknowledges that it has received copies of the Loan Documents and financial statements, certificates, instruments, documents, affidavits, resolutions and agreements as it deems necessary to make its credit analysis and decisions in respect of the Loan. Each Lender also agrees that it shall, independently and without reliance upon any other party hereto, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents. Except as specifically provided herein, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the Closing Date or at any time or times thereafter.

(c) No Reliance. Each Lender hereby acknowledges that, except as specifically set forth herein, Agent (i) makes no warranty or representation to Lenders for any statements, warranties or representations (written or otherwise, express or implied) made in or in connection with the Loan Documents of for the financial condition of the Borrower or for the title or the value of any of the collateral for the Loan, and (ii) shall not be responsible to the Lenders for any recitals, statements, representations or warranties herein or for the due execution, effectiveness, legality, validity, enforceability, genuineness, sufficiency, or collectibility of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Loan or the legality, validity, enforceability, genuineness, sufficiency, perfection or priority of any rights in all or any portion of the collateral for the Loan. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or Guarantor or any holder of any Note shall have been duly authorized or is true, accurate and complete. Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents or the financial condition of the Borrower or any of its Affiliates, or the existence or possible existence of any Event of Default or any default which, with the giving of notice, passage of time, or both, would become an Event of Default.

8.9 Assignments; Participation.

(a) Permitted Assignments. Any Lender may, upon the prior approval of Agent, assign to any affiliate of such Lender all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such affiliate and the Borrower and to make such affiliate a Lender for all purposes hereunder. Any Lender may, upon the prior approval of Agent, assign to any entity which meets the following conditions ("Assignee Lender") all or a portion of its respective Commitment Percentage of the Loan, in such a manner as to create privity of contract between such person and the Borrower and to make such person a Lender for all purposes hereunder:

(1) The minimum portion of the total commitment which the assigning Lender may assign to an Assignee Lender shall be Five Million Dollars ($5,000,000.00).

(2) Without limiting the power of consent in subsection (4) below, an Assignee Lender (or its direct or indirect parent) shall be either (A) a commercial lender organized under the laws of the United States, or any state thereof, and having total assets in excess of Two Billion Dollars ($2,000,000,000) or (B) a commercial bank organized under the laws of any other country which has total assets in excess of Ten Billion Dollars ($10,000,000,000), (C) any other financial institution which has total assets in excess of Ten Billion Dollars ($10,000,000,000), or (D) a financial institution whose deposits are insured by the Federal Deposit Insurance Corporation.

(3) The senior unsecured debt of an Assignee Lender (or its direct or indirect parent) shall have a rating of Baa 2 or higher from Moody's Investors Service, Inc. or a comparable rating agency.

(4) Such assignment shall have been approved by Agent, which approval shall not be unreasonably withheld. No sub assignments shall be permitted.

(5) The Assignee Lender shall have paid to the Agent an administrative fee of $5,000.00 to process the admission of such Assignee Lender.

(6) The Assignee Lender shall not be Borrower or any of Borrower's Affiliates.

(b) Assignment and Assumption. The Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee Lender (or to an affiliate of such Lender) until such time as (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee Lender (or such affiliate) shall have been given to the Borrower and Agent by the assigning Lender and the Assignee Lender (or such affiliate); (ii) the assigning Lender and the Assignee Lender (or such affiliate) shall have delivered to the Borrower and Agent an Assignment and Assumption.

Within ten (10) Business Days after written request, Borrower will execute and deliver to Agent an appropriate replacement promissory note or replacement promissory notes in favor of each assignee (and assignor, if such assignor is retaining a portion of its Commitment Percentage and advances) reflecting such assignee's (and assignor's) Commitment Percentage of the Committed Amount. Upon execution and delivery of such replacement promissory note(s) the original promissory note or notes evidencing all or a portion of the Commitment Percentage of the Committed Amount and advances being assigned shall be canceled and returned to Borrower.

(c) Notice by Agent. Promptly following receipt by Agent of an executed Assignment and Assumption, Agent shall give notice to the Borrower and to the Lenders of: (i) the effectiveness of the assignment by the assigning Lender to the Assignee Lender (or the affiliate of the Lender); and (ii) the revised percentages and maximum amounts of the Commitment Percentage of the Committed Amount in effect as a result of such assignment.

(d) Adjustment of Shares. Immediately upon delivery of the Assignment and Assumption to Agent, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee Lender (or affiliate of the Lender) and the resulting adjustment of the Commitment Percentage arising therefrom. The Commitment Percentage of the Committed Amount assigned to each Assignee Lender (or such affiliate) shall reduce the Commitment Percentage of the Committed Amount of the assigning Lender by a like amount.

(e) Rights of Assignee. From and after the date upon which Agent notifies the assigning Lender that it has received an executed Assignment and Assumption: (1) the Assignee Lender (or the Lender's affiliate) thereunder shall be a party to this Agreement and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement; provided, however, that the Assignee Lender's consent shall be required only with respect to matters particularly set forth in Sections 8.4(b)(1), (3), (4) and (7) hereof, and (2) the assigning Lender shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights and be released from its obligations under this Agreement.

(f) Assignee's Agreements. By executing and delivering an Assignment and Assumption, the Assignee Lender (or the Lender's affiliate) thereunder confirms and agrees as follows: (1) other than as provided in such Assignment and Assumption, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Note or any other instrument or document furnished pursuant to the Loan; (2) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other parties or the performance or observance by the Borrower of any of its obligations under the Note and this Agreement; (3) the Assignee Lender (or such affiliate) has received a copy of this Agreement, together with such other documents and information as the Assignee Lender (or such affiliate) has deemed appropriate to make its own credit analysis and decision to enter into the Assignment and Assumption; (4) the Assignee Lender (or such affiliate) will, independently and without reliance upon Agent, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) the Assignee Lender (or such affiliate) hereby appoints and authorizes Agent to take such action as administrative agent on its behalf and to exercise such powers under the Loan Documents and this Agreement as are delegated to Agent thereunder and hereunder, together with such powers as are reasonably incidental thereto; and (6) the Assignee Lender (or such affiliate) agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender and confirms the representations and warranties of the assigning Lender under this Agreement.

(g) Participations. Any Lender may sell a participation interest in all or any portion of the Loan without the prior consent of the Agent and the other Lenders; provided, however, the voting rights of any participants shall be limited to actions with respect to increases in the maximum Committed Amount, extensions of the maturity date beyond the extension option terms and changes in the interest rates applicable to the Loan.

8.10 Other Business. The Agent and each Lender may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with Borrower or any affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other considerations from the Borrower or any such affiliate for services in connection with this Agreement and otherwise without having to account for the same to the other parties hereto.

8.11 Consents. If the Agent requests in writing consent or approval from the Lenders and any Lender does not respond to such request within five (5) Business Days (or such other period as may be provided herein), such Lender shall be deemed to have given such consent or approval.

8.12 Agent as Lender. In its individual capacity as a Lender, U.S. Bank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment Percentage and the Advances made by it, and as the holder of any Note as it would have were it not also the Agent.

8.13 Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a default or an Event of Default, it shall (to the extent notice has not previously been provided) promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this provision it shall promptly notify the other Lenders of the existence of such default or Event of Default.

8.14 No Reliance by Borrower. The provisions of this Article VIII are solely for the benefit of Agent and the Lenders, and Borrower shall have no right to rely on or enforce any of the provisions hereof; provided, however, the foregoing shall in no way limit Borrower's obligations under this Article VIII. In performing its functions and duties under this Agreement, Agent shall act solely as Agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower or any other person.

8.15 Reliance. Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents, telecopies or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it.

8.16 Pledge to Federal Reserve Bank. Anything in this Agreement to the contrary notwithstanding, without the need to comply with any of the formal or procedural requirements of this Agreement, including this Section 8.16, any Lender may at any time and from time to time pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from its obligations thereunder. To facilitate any such pledge or assignment, Agent shall, at the request of such Lender, enter into a letter agreement with the Federal Reserve Bank in, or substantially in, the form of the exhibit to Appendix C to the Federal Reserve Bank of New York Operating Circular No. 10.

8.17 Confidentiality.

(a) Lenders agree to use commercially reasonable efforts to preserve the confidential nature of financial information obtained pursuant to the requirements of this Agreement and identified as confidential by Borrower or Guarantors; provided, however, that the foregoing shall not apply to (i) disclosures required of any Lender pursuant to any applicable law, rule, regulation or order of any Governmental Authority, (ii) any information contained in any report prepared or delivered pursuant to the reporting requirements of federal or state securities laws and regulations, including, but not limited to, any prospectus, registration statement, proxy materials or periodic reports, (iii) disclosures made to any prospective purchaser or participant in the Loan or any Affiliate of Agent, (iv) disclosures made to any third party contractor or consultant engaged in connection with the Loan or the Property, including, but not limited to, any attorney, appraiser, inspector or accountant, so long as the engaging Lender reasonably believes that it is the understanding of such contractor or consultant that confidential information is not to be disclosed, (v) any disclosures made in connection with the enforcement of any of the Loan Documents or any litigation in connection therewith, or (vi) disclosures of information that is publicly available other than as a result of a disclosure by any Lender.

(b) Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the parties to the tax treatment and tax structure of the transactions contemplated by the Loan Documents (and any related transactions or arrangements), and (ii) each party (and each of its employees, representatives, or other agents) may disclose to any and all parties as required by applicable laws, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by the Loan Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011 4; provided, however, that each party acknowledges that any privilege that may exist for the benefit of a party, in such party's sole discretion, to maintain the confidentiality of a communication relating to the transactions contemplated by the Loan Documents, including a confidential communication with its attorney or a confidential communication with a federally authorized tax practitioner under Section 7525 of the Internal Revenue Code, is not intended to be affected by the foregoing.

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed and delivered this Agreement, under seal, as of the date first written above.

Borrower:

GAMETECH INTERNATIONAL, INC.

By:
Name:
Title:

Agent:

U.S. BANK NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

Lenders:

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

BANK OF THE WEST

By:
Name:
Title:

LIST OF SCHEDULES

Schedule 4.4	Litigation or Defaults
Schedule 4.14(b)	ERISA Events
Schedule 4.19	Intellectual Property

LIST OF EXHIBITS

EXHIBIT A	Assignment and Assumption Agreement
EXHIBIT B	L/C Draw Request
EXHIBIT C	Legal Description of the Land
EXHIBIT D	Permitted Encumbrances
EXHIBIT E	Title Insurance Requirements
EXHIBIT F	Standard Insurance Requirements
EXHIBIT G	Notices and Wire Instructions
EXHIBIT H	Commitments and Commitment Percentages of Lenders
EXHIBIT I	Compliance Certificate